Exhibit 4.1

[EXECUTION
COUNTERPART]

LOAN AGREEMENT dated as of December 30, 2010, among VALPEY-FISHER CORPORATION, as Borrower The Guarantors from time to time party hereto and MIDDLESEX SAVINGS BANK, as Lender

Schedules

Schedule 6.06	Litigation
Schedule 6.07	Environmental Matters
Schedule 6.15	Subsidiaries
Schedule 6.17	Real Property
Schedule 6.18	Existing Indebtedness
Schedule 6.19	Existing Liens
Schedule 8.11	Restrictive Agreements

Exhibits

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Revolving Equipment Note
Exhibit A-3	Form of Term Equipment Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Compliance Certificate

LOAN AGREEMENT

PREAMBLE

AGREEMENT dated as of December 30, 2010 among VALPEY-FISHER CORPORATION, a corporation duly organized and validly existing under the laws of the State of Maryland (the “Borrower”); each Subsidiary of the Borrower that becomes a “Guarantor” after the date hereof pursuant to Section 7.10 (each, a “Guarantor”, and collectively, the “Guarantors”); and MIDDLESEX SAVINGS BANK, a Massachusetts banking corporation (the “Lender”).

A.           The Borrower has requested that the Lender extend credit to the Borrower in an aggregate principal amount of up to $2,000,000 (i) for working capital and general corporate purposes and (ii) to finance certain equipment purchases.

B.           The Lender is willing to extend the requested credit on and subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.  The following terms, as used herein, have the following meanings:

“Accounts” mean all of the Borrower’s now owned or hereafter acquired right, title and interest with respect to “accounts”, as such term is from time to time defined in the UCC.

“Affiliate” of any Person means any Person directly or indirectly Controlled by, Controlling or under common Control with such first Person.

“Agreement” means this Loan Agreement.

“Anti-Terrorism Laws” means laws relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

“Applicable Lending Office” means, for each Loan, 120 Flanders Road, Westborough, MA 01581, or such other offices of the Lender (or of an Affiliate thereof) as the Lender may from time to time specify in writing to the Borrower as the office by which its Loans are to be made and maintained.

“Applicable Law” means, in relation to any Person or its Property, statutes and rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, and orders, requests, directives, instructions and notices of any Governmental Authority, in each case, applicable to and binding upon such Person or any of its Property and having the force of law.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Eligible Assignee, and accepted by the Lender, in a form approved by the Lender.

“Availability Reserves” means the LC Reserves and such other reserves as the Lender from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to the Lender’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:  (a) past-due rent; (b) returns and customer credits; (c) payables (based upon payables which are 90 days or more past due); (d) customer deposits; (e) taxes and other governmental charges, including tax Liens, ad valorem, personal property, sales and other taxes which may have priority over the security interests of the Lender in the Collateral; (f) any judgment lien against any Obligor or Collateral; and (g) an Obligor’s failure to pay when due and payable indebtedness owing to any trade creditor.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) 4.00% and (b) the rate of interest in effect for such day as publicly announced from time to time by Middlesex as its “prime rate.”  The “prime rate” is a rate set by Middlesex based upon various factors including Middlesex’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Middlesex shall take effect at the opening of business on the day specified in the announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrower Group” means, collectively, the Borrower and its Subsidiaries.

“Business Day” means any day excluding Saturday, Sunday and any other day on which commercial banks are authorized or required to close in Massachusetts.

“Capital Expenditures” means, for any period, to the extent capitalized in accordance with GAAP, expenditures of the Borrower Group for assets that are classified as capital expenditures on the balance sheet of the Borrower Group in accordance with GAAP including, but not limited to expenditures to acquire, develop or construct fixed assets, plant, equipment and software (including renewals, improvements and replacements, but excluding (i) repairs or replacements using Net Available Proceeds and (ii) any assets to the extent acquired with the proceeds of capital contributions) during such period computed in accordance with GAAP.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.  The term Casualty Event shall also include payment under any key person life insurance policy.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority applicable to the relevant Lender.

“Closing Date” means the date on which the initial extension of credit hereunder is made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Security Documents and all of the other Property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Lender.

“Collateral Account” has the meaning set forth in Section 7.8 of the Security Agreement.

“Commitments” means a Revolving Commitment, Revolving Equipment Commitment or Term Equipment Commitment, or any combination thereof, as the context requires.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of:

(a)           (1) Consolidated EBITDA minus (2) taxes paid in cash minus (3) Unfinanced Capital Expenditures minus (4) dividends and distributions actually made minus (5) the amount of Investments made by the Obligors to any third parties in compliance with Section 8.07, or any other balance sheet changes which, in the Lender’s reasonable judgment, have a substantial cash flow impact; to

(b)           Consolidated Interest Expense plus the current maturity of long-term Indebtedness,

in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable and (iii) depreciation and amortization expense (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income and (iii) any extraordinary gains (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude extraordinary gains.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise) of any Person.

“Conversion Date” means the first anniversary of the Closing Date; provided, if such day is not a Business Day, the Conversion Date shall be the immediately preceding Business Day.

“Current Casualty Event” has the meaning set forth in Section 3.04(b).

“Default” means an Event of Default or an event that with notice or lapse of time or both, in accordance with Article IX, would, unless cured or waived, become an Event of Default.

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by any Obligor or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Eligible Equipment”  means Equipment of the Borrower and its Subsidiaries which are and continue to be acceptable to the Lender in its Permitted Discretion and which are subject to  the Lien of the Security Documents, the value of which shall be determined by taking into consideration, among other factors, its liquidation value.  General criteria for Eligible Equipment may be established and revised from time to time by the Lender in its Permitted Discretion; provided, that none of the following classes of Equipment shall be deemed to be Eligible Equipment:

(a)           Equipment located on leaseholds as to which the lessor has not entered into a consent and agreement providing the Lender with the right to receive notices of default, the right to repossess such Equipment at any time and such other rights as may be requested by the Lender;

(b)           Equipment with respect to which the representations and warranties set forth in Section 6.22 applicable to Equipment are not correct;

(c)           Equipment in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Lender, on behalf of the Secured Parties, securing the Secured Obligations; or

(d)           Equipment purchased by the Borrower prior to January 1, 2010.

“Eligible Assignee” means  (a) an Affiliate of the Lender and (b) any other Person (other than a natural person) approved by the Lender in writing.

 “Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equipment” means “equipment” as defined in the UCC, and in any event shall include all of the Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, and fixtures, and all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

 “Equity Interest” means, as to any Person, the stock (common, preferred or in any other manner designated), limited liability company membership or other interest, or any other right or interest (or right to acquire any such right or interest) however designated, evidencing ownership interests in such Person.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Closing Date of (i) any of its Equity Interests, (ii) any warrants or options exercisable in respect of its Equity Interests (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business or existing on the date hereof and disclosed to the Lender in writing and any Equity Interests of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any Wholly Owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(l 1) of ERISA and Section 412(c)(l 1) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Event” means any of the following events or conditions:

(a)  any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(b)  the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

(c)  the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(d)  the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e)     the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(f)  the adoption of an amendment to any Plan that, pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections.

“Event of Default” has the meaning set forth in Section 9.01.

“Excess Funding Guarantor” has the meaning set forth in Section 4.09.

“Excess Payment” has the meaning set forth in Section 4.09.

“Excluded Taxes” has the meaning set forth in Section 10.02(a).

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing LC” means the LC no. 10-113 dated October 1, 2010 issued by the Lender to the New Jersey Department of Environmental Protection, as the beneficiary, for account of the Borrower, in the stated amount of $201,000.00.

“Existing Shareholder” means Ted Valpey, a New Hampshire resident.

“Financing Documents” means:

(a)     this Agreement;

(b)     the Notes;

(c)     the Guaranties;

(d)     the LC Documents;

(e)     the Security Documents;

(f)     the Post-Closing Agreement; and

(g)     any other document, instrument or agreement now or hereafter entered into by the Borrower or any other Obligor in connection with the Loans, the Secured Obligations or the Collateral.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis from prior reporting periods, if applicable.

“Governmental Approval” means any action required to show satisfaction of an applicable Governmental Requirement including any permission, permit, certificate, license, approval, waiver, variance or authorization by a Governmental Authority.

“Governmental Authority” includes the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property.

“Governmental Requirement” means any law, statute, code, ordinance, common law, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, (but excluding endorsements for collection or deposit in the ordinary course of business and product warranties given in the ordinary course of business).  The terms “Guarantee” and “Guaranteed” used as verbs have the correlative meanings.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement, in form and substance reasonably satisfactory to the Lender, by an entity that, pursuant to Section 7.10 is required to become a “Guarantor” hereunder in favor of the Lender.

“Guaranteed Obligations” has the meaning set forth in Section 4.01.

“Guarantors” has the meaning set forth in the Preamble.

“Guaranties” means, collectively, (a) the Subsidiary Guarantee and (b) each Guarantee Assumption Agreement delivered pursuant to Section 7.10.

“Hazardous Material” means, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls (“PCB’s”), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, ‘toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Included Taxes” has the meaning set forth in Section 10.02(a).

“Indebtedness” means, without duplication, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 60 days of the date the respective goods are delivered or the respective services are rendered, or otherwise in accordance with terms, or are being disputed in good faith by appropriate measures; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person but, if such Indebtedness has not been so assumed, only to the extent of the value of such Property; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person to the extent classified as a liability on a balance sheet in conformity with GAAP; (f) Indebtedness of others Guaranteed by such Person; (g) net obligations of such Person under any Hedging Agreement.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Information” has the meaning set forth in Section 11.12(b).

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interest, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 60 days arising in connection with the sale of inventory, supplies or services by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“LC” means any standby letter of credit issued hereunder and shall include the Existing LC.

“LC Disbursement” means a payment made by the Lender pursuant to an LC.

“LC Documents” means, with respect to any LC, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such LC) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such LC or (b) any collateral security for any of such obligations.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn face amount of all outstanding LCs at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Reimbursement Obligations” means, at any time, the obligations of the Borrower then outstanding, or that may thereafter arise in respect of all LCs then outstanding, to reimburse amounts paid by the Lender in respect of LC Disbursements.

“LC Reserves” means, at any time, the total LC Exposure at such time that is not fully secured by cash collateral.

“Lender” shall have the meaning set forth in the preamble.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property.  For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loans” means, collectively, the Revolving Loans, Revolving Equipment Loans and Term Equipment Loan.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Financing Document, or of the ability of any Obligor to perform its obligations under any Financing Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Financing Document to which it is a party.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and LC Reimbursement Obligations) of any one or more of the Obligors in an aggregate principal amount exceeding $25,000 and (b) Permitted Indebtedness.

“Maturity Dates” means (a) with respect to the Revolving Loans, June 30, 2011, (b) with respect to Revolving Equipment Loans (unless Termed-Out pursuant to Section 2.01(c)(ii)), the Conversion Date and (c) with respect to the Term Equipment Loans, the Term Equipment Maturity Date, or any combination thereof, as the context requires; provided, if any such day is not a Business Day, the applicable Maturity Date shall be the immediately preceding Business Day.

“Maximum Equipment Revolver Amount” means $1,000,000 (as such amount may be reduced or terminated pursuant to this Agreement).

“Maximum Revolver Amount” means $1,000,000 (as such amount may be reduced or terminated pursuant to this Agreement).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Middlesex” means Middlesex Savings Bank, a Massachusetts banking corporation.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Available Proceeds” means:

(i)           in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

(ii)           in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower or any other Obligor in respect of such Casualty Event net of (A) reasonable expenses incurred by the Borrower or its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event; and

(iii)           in the case of any Equity Issuance or the incurrence of Indebtedness, the aggregate amount of all cash received by the Borrower and the other Obligors in respect of such Equity Issuance or incurrence net of underwriting discounts, commissions, taxes payable in connection with such issuance or incurrence (whether payable at such time or thereafter), and other reasonable expenses incurred by the Borrower or its Subsidiaries in connection therewith.

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments, received by the Borrower and any other Obligors directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Obligors in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Obligors (including any direct or indirect equity holders thereof) as a result of such Disposition, and (b) Net Cash Payments shall be net of any repayments by the Obligors of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition or (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.

“Notes” means, collectively, Revolving Notes, Revolving Equipment Notes and Term Equipment Note.

“Notice of Borrowing” has the meaning set forth in Section 2.03(a).

“Obligors” means, collectively, the Borrower and the Guarantors.

“Other Taxes” has the meaning set forth in Section 10.02(b).

“Outstanding Amount” means, with respect to any of the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate in a form approved by the Lender.

“Permitted Discretion” means a determination made in good faith and in the exercise of prudent and reasonable (from the perspective of a secured lender) business judgment.

“Permitted Indebtedness” means Indebtedness permitted under Section 8.01(g).

“Permitted Investments” means investments in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof, (b) commercial paper maturing within one year from the date of creation thereof rated at least Al or the equivalent by Standard & Poor’s Corporation or P1 or the equivalent by Moody’s Investors Service, Inc. at the time of the acquisition thereof, (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit and banker’s acceptances issued by, the Lender or any office located in the United States, of any other bank or trust company which at the time of the acquisition thereof (i) is organized under the laws of any OECD country, including the United States or any state thereof or the District of Columbia, (ii) has capital, surplus and undivided profits aggregating at least $1,000,000,000 (as of the date of such bank’s or trust company’s most recent financial reports) and (iii) has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s or Moody’s Investors Services, Inc.; and (f) deposits in money market or similar funds investing at least 95% of its assets in investments described in clauses (a), (b), (c) or (e) above and having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition.

“Permitted Liens” means Liens permitted under Section 8.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Closing Agreement” means the Compliance and Post-Closing Agreement dated as of the date hereof among the Borrower, Guarantor(s) and Lender.

“Post-Default Rate” has the meaning set forth in Section 3.02(b).

“Principal Payment Date” means the thirtieth (30) day of each calendar month, commencing with the first such date to occur after the Conversion Date.

“Pro Rata Share” has the meaning set forth in Section 4.08.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quarterly Date” means the last Business Day of March, June, September and December in each year, commencing with the first such day after the Closing Date.

“Regulation D, T, U or X” means Regulation D, T, U or X of the Board.

“Regulatory Change” means, with respect to Lender, any change after the date hereof in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Responsible Officer” means, with respect to any Obligor, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Obligor.  Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership, shareholder, director, limited liability company and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means (a) dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of Equity Interests of the Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any of its Subsidiaries), but excluding dividends payable solely in shares of Equity Interests of the Borrower; (b) any loan, advance or other payment to the holders of any Equity Interest of the Borrower or to any Affiliate of the Borrower other than reasonable salaries, other compensation and benefits and expense reimbursements paid to employees; (c) any payment of any compensation, management fee or expense, investment banking fee or similar amount to any Affiliate of the Borrower; and (d) any payment to the holders of any Indebtedness subordinated to the repayment of the Loans.

“Revolving Commitment” means the obligation of the Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth in Section 2.01(a) (as the same may be reduced at any time pursuant to this Agreement).

“Revolving Commitment Termination Date” means the earliest to occur of (a) June 30, 2011 and (b) the date of termination of the Revolving Commitment and/or the Revolving Equipment Commitment in accordance with the terms of the Financing Documents.

“Revolving Equipment Commitment” means the obligation of the Lender to make Revolving Equipment Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth in Section 2.01(c)(i) (as the same may be reduced at any time pursuant to this Agreement).

“Revolving Equipment Loan” means each Loan made by the Lender to the Borrower pursuant to Section 2.01(c)(i).

“Revolving Equipment Note” has the meaning set forth in Section 2.04(d).

“Revolving Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Lender’s Revolving Loans plus (b) the Lender’s LC Exposure at such time.

“Revolving Loan” means each Loan made by the Lender to the Borrower pursuant to Section 2.01(a) or 2.01(f).

“Revolving Note” has the meaning set forth in Section 2.04(a).

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Financing Document with respect to any Loan or any LC, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Subsidiary thereof of any proceeding under any bankruptcy, insolvency or other debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Parties” means, collectively, the Lender and any Affiliate of the Lender to which Secured Obligations are owing and secured by the Collateral under the Security Documents.

“Security Agreement” means the Security Agreement dated as of the date hereof executed by the Borrower and other Obligors in favor of the Lender.

“Security Documents” means the Security Agreement, all landlord’s and/or bailee consents, all Uniform Commercial Code financing statements required by any of the foregoing to be filed with respect to the security interests in personal Property and fixtures created pursuant thereto, and any and all other agreements or instruments now or hereafter executed and delivered to the Secured Parties by any Obligor or any other Person as security for the Secured Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means unsecured Indebtedness of the Borrower (a) that is expressly subordinated in right of payment to the Secured Obligations, pursuant to documentation in form and substance satisfactory to the Lender, (b) that is in an amount and contains terms that are satisfactory to the Lender, (c) for which the Borrower is directly and primarily liable and (d) in respect of which none of its Subsidiaries or other Obligors is contingently or otherwise obligated.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantee” means the Subsidiary Guarantee made by the Guarantors under Article IV in favor of the Secured Parties.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include the Lender or any Affiliate of the Lender).

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including, without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed with respect to any such assessment).

“Term Equipment Commitment” means the obligation of the Lender to Term-Out its Revolving Equipment Loans into a Term Equipment Loan pursuant to Section 2.01(c)(ii) in a principal amount equal to the aggregate principal amount of Revolving Equipment Loans outstanding on the Conversion Date.

“Term Equipment Loan” means the Loan made by the Lender to the Borrower pursuant to Section 2.01(c)(ii).

“Term Equipment Maturity Date” means (a) if the Term Equipment Loan has a 36-month amortization schedule, the fourth anniversary of the Closing Date, (b) if the Term Equipment Loan has a 48-month amortization schedule, the fifth anniversary of the Closing Date, and (c) if the Term Equipment Loan has a 60-month amortization schedule, the sixth anniversary of the Closing Date; provided, if any such day is not a Business Day, the Term Equipment Maturity Date shall be the immediately preceding Business Day.

“Term Equipment Note” has the meaning set forth in Section 2.04(e).

“Term-Out” means, with respect to any Revolving Equipment Loan, the conversion and continuation of such Revolving Equipment Loan as a Term Equipment Loan in accordance with Section 2.01(c)(ii).  The term “Term-Out” used as a verb shall have a correlative meaning.

“UCC” means the Uniform Commercial Code as in effect from time to time in The Commonwealth of Massachusetts; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than The Commonwealth of Massachusetts, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfinanced Capital Expenditures” means for any period, Capital Expenditures for such period other than (a) Capital Expenditures funded by proceeds of Indebtedness (other than Revolving Loans) or equity issuances and (b) Capital Expenditures financed by Capital Lease Obligations.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02  Principles of Interpretation.  The following rules of usage shall apply to this Agreement and the other Financing Documents (and each appendix, schedule, exhibit and annex thereto) unless otherwise required by the context or unless otherwise specified therein:

(a)  Definitions set forth herein or in any other Financing Document shall be equally applicable to the singular and plural forms of the terms defined.

(b)      References to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in any Financing Document are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such Financing Document (unless expressly provided otherwise in such Financing Document).

(c)  Reference to any Financing Document shall include all schedules, annexes, exhibits and appendices to such Financing Document.

(d)  The headings, subheadings and table of contents used in any Financing Document are solely for convenience of reference, shall not constitute a part of such Financing Document and shall not affect the meaning, construction or effect of any provision thereof.

(e)  References to any Person in any Financing Document shall include such Person, its successors and permitted assigns and transferees.

(f)  Reference to any agreement (including any Financing Document) or Governmental Approval in any Financing Document means such agreement as amended, supplemented or otherwise modified from time to time in accordance with the applicable provisions thereof or as required by any Governmental Requirement.

(g)  References to any law in any Financing Document includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof.

(h)  Words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import used in any Financing Document shall, unless the context clearly indicates to the contrary, refer to the whole of such Financing Document and not to any particular article, section, subsection, paragraph or clause thereof.

(i)  References to “including” in any Financing Document means including without limiting the generality of any description preceding such term.

(j)  Each of the parties to one or more Financing Documents and their counsel have reviewed and revised, or requested revisions to, such Financing Document, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the interpretation of such Financing Document and any amendments or exhibits hereto.

Section 1.03  Accounting Terms.  For purposes of Section 8.14, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements of the Borrower referred to in Section 7.01(a).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, the Public Borrower Accounting Oversight Board or, if applicable, the SEC.

Section 1.04  LC Amounts.     Unless otherwise specified herein, the amount of an LC at any time shall be deemed to be the stated amount of such LC in effect at such time; provided, however, that with respect to any LC that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such LC shall be deemed to be the maximum stated amount of such LC after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01  The Commitments.

(a)  Revolving Loans.  Subject to the terms and conditions of this Agreement and the other Financing Documents, the Lender agrees to make Revolving Loans from time to time on any Business Day prior to the Revolving Commitment Termination Date in an aggregate amount at any one time outstanding not to exceed (1) the Maximum Revolver Amount minus (2) the then aggregate outstanding principal amount of Revolving Loans; provided that in no event shall (i) the total LC Exposure exceed $300,000 at any time, or (ii) the sum of the aggregate outstanding principal amount of all Revolving Loans plus the total LC Exposure for the Lender exceed the Maximum Revolver Amount.  The Lender shall have no obligation to make Revolving Loans to the extent such Revolving Loans would cause the aggregate outstanding principal balance of Revolving Loans to exceed the Maximum Revolver Amount.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)  [Reserved].

(c)  Equipment Loans.

(i)  Revolving Equipment Loans.  Subject to the terms and conditions of this Agreement and the other Financing Documents, the Lender agrees to make Revolving Equipment Loans from time to time on any Business Day prior to the Revolving Commitment Termination Date in an aggregate amount at any one time outstanding not to exceed (1) the Maximum Equipment Revolver Amount minus (2) the then aggregate outstanding principal amount of Revolving Equipment Loans.  The Lender shall have no obligation to make Revolving Equipment Loans to the extent such Revolving Equipment Loans would cause the aggregate outstanding principal balance of Revolving Equipment Loans to exceed the Maximum Equipment Revolver Amount.  Each Revolving Equipment Loan shall be used to purchase Eligible Equipment for use in the Borrower's business.  The principal amount of each Revolving Equipment Loan shall not exceed 90% of the purchase price of such Eligible Equipment.  All Equipment acquired with the proceeds of such Revolving Equipment Loans shall be free and clear of any Liens of others except the Liens of the Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Equipment Loans prior to the Revolving Commitment Termination Date.

(ii)  Term-Out.  The Lender agrees, on the terms and conditions of this Agreement, to Term-Out its Revolving Equipment Loans outstanding on the Conversion Date, and to make a term loan (such Termed-Out Revolving Equipment Loans and such term Loan made pursuant to this paragraph, the “Term Equipment Loan”) to the Borrower on the Conversion Date in an amount equal to the aggregate principal amount of the Lender’s Revolving Equipment Loans outstanding on the Conversion Date.  Such Term-Out of Revolving Equipment Loans shall be deemed to be a borrowing of Loans for all purposes of this Agreement; provided, that Revolving Equipment Loans that are Termed-Out by a Term Loan shall not be deemed to be repaid or discharged but shall be deemed to be continued as a Term Loan as provided hereby.  Amounts Termed-Out, prepaid or repaid in respect of Term Loans may not be reborrowed.

(d)  Termination and Reduction of Commitments.  Unless previously terminated, (i) each of the Revolving Commitment and the Equipment Revolving Commitment shall automatically terminate on the Revolving Commitment Termination Date and (ii) the Term Equipment Commitment shall automatically terminate on the Conversion Date.  Any termination of the Commitments shall be permanent.

(e)  Reserves; Eligibility.  Anything to the contrary in this Section 2.01 notwithstanding, the Lender shall have the right, without declaring an Event of Default, to establish reserves (including Availability Reserves) in such amounts, and with respect to such matters, as the Lender in its Permitted Discretion shall deem necessary or appropriate, against the amount available for borrowing under Section 2.01(c)(i), including with respect to (i) sums that an Obligor is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Financing Document, (ii) as determined by the Lender in its Permitted Discretion based on noncompliance with the covenants set forth in this Agreement, and (iii) amounts owing by any Obligor to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Lender, likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.  The Lender at any time in the exercise of its Permitted Discretion may also impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definition of “Eligible Equipment”.

(f)  Whether or not the entire Revolving Commitment shall have been advanced to or for the benefit of the Borrower, the Lender shall, at all times and at the Lender’s option, be entitled to make additional Revolving Loans (i) to discharge Liens at any time levied or placed on the Collateral, pay premiums on insurance on the Collateral and/or pay expenses for maintenance and preservation of the Collateral, (ii) to pay all of the Lender’s reasonable attorneys’ fees and all other costs and expenses incurred by the Lender in connection with the Financing Documents and the protection or enforcement of the Lender’s rights pursuant thereto, and (iii) to pay the Lender’s usual and customary charges for services rendered by it to the Borrower.  Each such additional Revolving Loan shall constitute Secured Obligations and shall at all times be subject to the terms and benefits of the Financing Documents.

Section 2.02  Loans and Funding.

(a)  Minimum Amounts:  Closing Date Fundings.  Each Revolving Loan shall be in an amount of $25,000 or an integral multiple of $25,000 in excess thereof (or, if smaller, in an amount equal to the entire unused balance of the Revolving Commitment).

(b)  The Loans made by the Lender shall be made and maintained at the Lender’s Applicable Lending Office.

Section 2.03  Notice of Borrowings.

(a)  To request a Revolving Loan, a Revolving Equipment Loan or the Term Equipment Loan, the Borrower shall notify the Lender of such request by telephone not later than 12:00 p.m., Boston time, on the Business Day of the proposed borrowing.  Each such telephonic Notice of Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Notice of Borrowing in substantially the form of Exhibit B and signed by the Borrower (each such telephonic and written notice, a “Notice of Borrowing”).

(b)  Such written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(i)  the amount of the requested Loan;

(ii)  the date of such Loan, which shall be a Business Day;

(iii)  the location and number of the Borrower’s account to which funds are to be disbursed; and

(iv)  for the Term Equipment Loan, whether the Borrower elects an amortization schedule of 36, 48 or 60 months’ duration.

Section 2.04  Notes; Records.

(a)  The Revolving Loans made by the Lender shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A-1 and in form and substance reasonably satisfactory to the Lender, payable to the Lender in a principal amount equal to the amount of its Revolving Commitment and otherwise duly completed (a “Revolving Note”).

(b)  [reserved]

(c)  [reserved]

(d)  The Revolving Equipment Loans made by the Lender shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A-2 and in form and substance reasonably satisfactory to the Lender, payable to the Lender in a principal amount equal to the amount of its Revolving Equipment Commitment and otherwise duly completed (a “Revolving Equipment Note”).

(e)  The Term Equipment Loan made by the Lender shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A-3 and in form and substance reasonably satisfactory to the Lender, payable to the Lender in a principal amount equal to the amount of the Term Equipment Loan and otherwise duly completed (a “Term Equipment Note”).

(f)  The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower, including the date, amount, and interest rate of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof and interest thereon.  The entries made in the Lender’s records pursuant to this paragraph shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such records or any error therein shall not affect in any manner the obligations of the Borrower or any Guarantor to repay the Loans and other Secured Obligations in accordance with the Financing Documents.

Section 2.05  Fees.

(a)  Commitment Fee.  The Borrower shall pay to the Lender a commitment fee in an amount equal to $2,500 on the Closing Date.

(b)  LC Fees.  The Borrower agrees to pay to the Lender the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any LC or processing of drawings thereunder. LC fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand.  Any other fees payable to the Lender pursuant to this paragraph shall be payable within three Business Days after demand. All LC fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Payment; Computation.  All fees payable under this Agreement shall be paid on the dates due, in immediately available U.S. dollars, to the Lender.  Fees paid shall not be refundable under any circumstances.

Section 2.06  Letters of Credit.

(a)  Subject to the terms and conditions set forth herein, in addition to the Revolving Loans provided for in Section 2.01(a), the Borrower may request the Lender to issue, from time to time from the Closing Date until the Revolving Commitment Termination Date, standby LCs, in an aggregate face amount not exceeding $300,000 at any time, for the Borrower’s account in such form as is acceptable to the Lender in its sole discretion.  LCs issued hereunder (including the Existing LC) shall constitute utilization of the Revolving Commitment.  The Existing LC shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)  To request the issuance of an LC (or the amendment, renewal or extension of an outstanding LC), the Borrower shall deliver by courier or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an LC, or identifying the LC to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such LC is to expire (which shall comply with paragraph (d) of this Section), the amount of such LC, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such LC; provided, that the Existing LC shall be renewed or extended in accordance with its terms.  If requested by the Lender, the Borrower also shall submit an LC application on the Lender's standard form in connection with any request for an LC. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any LC, the terms and conditions of this Agreement shall control.

(c)  An LC shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each LC the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Lender shall not exceed $300,000, and (ii) the total Revolving Exposures shall not exceed the availability limits specified in Section 2.01(a).

(d)  Each LC shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such LC (or, in the case of any renewal or extension thereof, twelve months after the then current expiration date of such LC, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date; provided, that the Existing LC shall expire or be renewed in accordance with its terms.

(e)  [reserved]

(f)  If the Lender shall make any LC Disbursement in respect of an LC, the Borrower shall reimburse the Lender in respect of such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 12:00 noon, Boston time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Boston time, or (ii) the Business Day immediately fallowing the day that the Borrower receives such notice, if such notice is not received prior to such time.

(g)  The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any LC, or any term or provision therein, (ii) any draft or other document presented under an LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under an LC against presentation of a draft or other document that does not comply strictly with the terms of such LC, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any LC by the Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any LC (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower) suffered by the Borrower that are caused by the Lender's gross negligence or willful misconduct when determining whether drafts and other documents presented under an LC comply with the terms thereof.  The parties hereto expressly agree that:

(i)  the Lender may accept documents that appear on their face to be in substantial compliance with the terms of an LC without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such LC;

(ii)  the Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such LC; and

(iii)  this sentence shall establish the standard of care to be exercised by the Lender when determining whether drafts and other documents presented under an LC comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)  The Lender for any LC shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such LC.  The Lender shall promptly after such examination notify the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

(i)  If the Lender for any LC shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate of 4% per annum above the Base Rate of the Lender in effect from time to time.  Interest accrued pursuant to this paragraph shall be for account of the Lender.

(j)  Unless otherwise expressly agreed by the Lender and the Borrower when an LC is issued (including any such agreement applicable to the Existing LC), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC.

(k)  If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 3.04, the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 3.04, the amount required under Section 3.04; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.01(h), (i) or (j).  Such deposit shall be held by the Lender in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Secured Obligations, and for these purposes the Borrower hereby grants a security interest to the Lender in the Collateral Account and in any financial assets (as defined in the UCC) or other property held therein.

(l)  The Borrower agrees to pay to Lender on demand: (1) the fees and commissions relating to each LC at such rate as the Lender may from time to time establish, (2) interest at the rate of 4% per annum above the Base Rate in effect from time to time on each obligation of the Borrower with respect to any LC to pay money to Lender, computed from the date such payment is due, (3) all costs and expenses incurred by Lender in connection with any LC, including reasonable attorneys’ fees and expenses and charges of other banks and (4) such amounts as may be necessary to compensate Lender for any increased cost attributable to an LC resulting from any change in law or regulation or in the interpretation thereof regarding reserves, assessments, adequacy of capital or similar requirements.  Lender’s determination of such increased cost and the allocable share attributable to each LC shall be deemed correct in the absence of manifest error.  The fees, commissions, interest, cost and expenses referred to above shall each constitute Secured Obligations secured by the Collateral.  Lender may charge any deposit account of the Borrower with the Lender for the payment of the Borrower’s obligations to the Lender with respect to any LC.

ARTICLE III

PAYMENTS AND PREPAYMENTS

Section 3.01  Repayment of Loans.

(a)  Revolving Loans.  The Borrower hereby unconditionally promises to pay to the Lender the entire outstanding principal amount of the Revolving Loans, and all accrued but unpaid interest thereon, on the Revolving Commitment Termination Date.

(b)  [Reserved].

(c)  Equipment Loans.

(i)  The Borrower hereby unconditionally promises to pay to the Lender on the Conversion Date the aggregate principal amount of all Revolving Equipment Loans outstanding on such date which have not been Termed-Out pursuant to Section 2.01(c)(ii).

(ii)  The Borrower will elect a mortgage-style amortization schedule of thirty-six (36), forty-eight (48) or sixty (60) months’ duration, as described in Section 2.03(b); provided, that if the Borrower fails to so elect, then the Borrower shall be deemed to have selected a mortgage-style amortization schedule of thirty-six (36) months’ duration.  The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Term Equipment Loan in thirty-six (36), forty-eight (48) or sixty (60), as applicable, consecutive installments, one such installment payable on each Principal Payment Date occurring after the Conversion Date, in the amounts set forth under the column titled “Principal” on the schedule to the Term Equipment Note provided by the Lender; provided, that (1) such amounts may be reduced as set forth in Section 3.01(d), (2) the entire outstanding principal amount of the Term Equipment Loan, and all accrued but unpaid interest thereon, shall mature and be due and payable in full on the Term Equipment Maturity Date and (3) the final installment shall be in an amount equal to the then aggregate unpaid principal amount of and accrued but unpaid interest on the Term Equipment Loan.

(d)  Voluntary and Mandatory Prepayments; Adjustment of Amortization Schedules.  Voluntary and mandatory prepayments of the Loans shall be applied: first, to reduce the remaining scheduled repayments of the Equipment Term Loan in the inverse order of maturity and second, after the payment in full of the Equipment Term Loan, ratably to all outstanding Revolving Equipment Loans, third, after the payment in full of the Equipment Term Loan and Revolving Equipment Loans, ratably to all outstanding Revolving Loans, and fourth, after the payment in full of all outstanding Loans, any amount remaining may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Commitments and Revolving Equipment Commitments shall be automatically and permanently reduced to such remaining amount.

Section 3.02  Interest.

(a)  The Borrower hereby unconditionally agrees to pay to the Lender interest on the unpaid principal amount of each Loan made by the Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(i)  if such Loan is a Revolving Loan or a Revolving Equipment Loan, the Base Rate (as in effect from time to time);

(ii)  if such Loan is the Term Equipment Loan, (A) five and one-half  percent (5.5%) per annum for a 36-month amortization schedule, or (B) five and three-quarters percent (5.75%) per annum for a 48- or 60-month amortization schedule.

(b)  Notwithstanding the foregoing, the Borrower acknowledges and agrees that if an Event of Default shall have occurred and be continuing, then at the option of the Lender, the unpaid balance of all Loans shall bear interest, to the fullest extent permitted by law, at an interest rate (the “Post-Default Rate”) equal to 4% per annum above the interest rate then applicable to each such Loan in effect on the day such Event of Default occurs, until such Event of Default is cured or waived; provided, that if an Event of Default of the kind referred to in Sections 9.01(h), (i) or (j) occurs and is continuing, then the unpaid balance of all Loans shall automatically bear such additional Post-Default Rate interest, without the need for any notice or election by the Lender.  The Borrower hereby unconditionally agrees to pay to the Lender interest at the applicable Post-Default Rate as specified in this paragraph from time to time on demand.

(c)  Accrued interest on each Loan shall be payable (i) monthly on the thirtieth day of each calendar month, and on the Revolving Commitment Termination Date and Maturity Dates, and (ii) upon the payment or prepayment thereof; provided, that interest payable at the Post-Default Rate shall be payable on demand.

(d)  Whenever any amount of principal of a Loan or of interest on a Loan that is due and payable hereunder is not paid when due, the Lender may elect to charge, and the Borrower shall pay to the Lender, in addition thereto a late charge equal to five percent (5%) of such past due amount.  The Borrower shall pay Lender such late charge on demand by Lender.

(e)  The Lender shall notify the Borrower of the determination of any interest rate provided for herein or any change thereto promptly after such determination or change.

(f)  Interest on the Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(g)  All agreements between any Obligors and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Secured Obligations or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Secured Obligations exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof; provided, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Financing Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrower, Guarantors and the Lender in the execution, delivery and acceptance of the Financing Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision of any Financing Document at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Secured Obligations and only then, to the extent permissible under applicable law, to the payment of interest.  This provision shall control every other provision of the Financing Documents.

Section 3.03  Optional Prepayments.

(a)  Subject to Section 3.05, the Borrower shall have the right to prepay any Revolving Loan or any Revolving Equipment Loan in whole or in part, at any time and from time to time, without penalty or premium, provided that:

(i)  each partial, optional prepayment of the Revolving Loans or of the Revolving Equipment Loans shall be in the minimum amount of $25,000 or, if less, the full outstanding balance on the Revolving Loans or the Revolving Equipment Loans, as applicable, in each case together with all accrued interest on the amount prepaid through the date of prepayment; and

(ii)  prepayments of Revolving Loans or Revolving Equipment Loans shall be made upon at least one (1) Business Day’s notice;

(b)  Subject to Section 3.05, the Borrower shall have the right to prepay the Term Equipment Loan in whole or in part, at any time and from time to time, without penalty or premium, provided that:

(i)  each partial, optional prepayment of the Term Equipment Loan shall be in the minimum amount of $25,000 or, if less, the full outstanding balance on the Term Equipment Loan, together with all accrued interest on the amount prepaid through the date of prepayment;

(ii)  prepayments of the Term Equipment Loan shall be made upon at least one (1) Business Day’s notice; and

(iii)  amounts prepaid in respect of the Term Equipment Loan may not be reborrowed.

Section 3.04  Mandatory Prepayments.

(a)  Asset Sales.  Without limiting the obligation of the Borrower to obtain the consent of the Lender pursuant to Section 8.04 to any Disposition not otherwise permitted under this Agreement, in the event that the Net Cash Payments of any Disposition (the “Current Disposition”) not permitted under Section 8.04, and of all prior Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $25,000, then, not more than three Business Days following the Borrower’s receipt of Net Cash Payments from the Current Disposition, the Borrower will (i) deliver to the Lender a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Lender, of the amount of the Net Cash Payments of the Current Disposition and of all such prior Dispositions and either (x) so long as no Event of Default has occurred and is continuing, reinvest such Net Cash Payments within 90 days after the receipt of such Net Cash Payments or (y) prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)), and if the Loans have been repaid in full, reduce the Revolving Commitments and Revolving Equipment Commitments, in each case in an aggregate amount equal to 100% of the Net Cash Payments of the Current Disposition and such prior Dispositions.

(b)  Insurance Proceeds.  In the event that the Net Available Proceeds of any Casualty Event affecting any property of Borrower or any of its Subsidiaries (herein, the “Current Casualty Event”), and of all prior Casualty Events as to which a prepayment has not yet been made under this paragraph, shall exceed $25,000 then, on or before the date 90 days after the receipt by Borrower of the proceeds of any insurance, condemnation award or other compensation in respect of the Current Casualty Event (or upon such earlier date as such Borrower or such Subsidiary shall have determined not to repair or replace the property affected by the Current Casualty Event), the Borrower shall either (x) reinvest such Net Available Proceeds within said 90 days, or (y) prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)), and if the Loans have been repaid in full, reduce the Revolving Commitments and Revolving Equipment Commitments, in each case in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Casualty Event and prior Casualty Events as to which such prepayment has not yet been made under this paragraph, to the extent such Net Available Proceeds of a prior Casualty Event have not been reinvested under this Section 3.04(b).  Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any Subsidiary thereof pursuant to any Security Document to remit to a collateral or similar account maintained by the Lender the proceeds of any insurance, condemnation award or other compensation in respect of any Casualty Event except as provided for in this clause (b).

(c)  Equity Issuances.  Upon receipt by Borrower or any other Obligor of Net Available Proceeds of any Equity Issuance, if a Default has occurred and is continuing or would result therefrom, then at the Lender’s request, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)), and if the Loans have been repaid in full, reduce the Revolving Commitments and Revolving Equipment Commitments, in each case in an aggregate amount equal to 100% of the Net Available Proceeds thereof; provided that the Lender may elect, in the Lender’s sole discretion, to waive the requirements of this paragraph.

(d)  [Reserved].

(e)  [Reserved].

(f)  Application.  Prepayments and/or reductions of Commitments pursuant to this Section 3.04 shall be applied as follows:

1)  first to prepay the Term Equipment Loan and principal repayment installments thereof in inverse order of maturity;

2)  second, after payment in full of the Term Equipment Loan, to all outstanding Revolving Equipment Loans;

3)  third, after payment in full of the Term Equipment Loan and all Revolving Equipment Loans, to all outstanding Revolving Loans and to provide cover for LC Exposure as specified in Section 2.08(k); and

4)  fourth, after the payment in full of all outstanding Loans, any amount remaining may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Commitment and Revolving Equipment Commitment shall be ratably, automatically and permanently reduced to such remaining amount.

(g)  Mandatory Prepayments of Revolving Loans and Revolving Equipment Loans.

(i)  If at any time the Outstanding Amount of Revolving Loans exceeds the Maximum Revolver Amount, the Borrower will forthwith prepay the Revolving Loans in an amount equal to such excess.  If at any time the Outstanding Amount of Revolving Equipment Loans exceeds the Maximum Equipment Revolver Amount, the Borrower will forthwith prepay the Revolving Equipment Loans in an amount equal to such excess.

(ii)  In the event of any partial reduction or termination of the Revolving Commitments, then (x) at or prior to the date of such reduction or termination, the Lender shall notify the Borrower of the aggregate Outstanding Amount of all Revolving Loans after giving effect to such reduction or termination (as the case may be) and (y) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay the Revolving Loans in an amount sufficient to eliminate such excess.

(iii)  In the event of any partial reduction or termination of the Revolving Equipment Commitment, then (x) at or prior to the date of such reduction or termination, the Lender shall notify the Borrower of the aggregate Outstanding Amount of all Revolving Equipment Loans after giving effect to such reduction or termination (as the case may be) and (y) if such sum would exceed the total Revolving Equipment Commitment after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay the Revolving Equipment Loans in an amount sufficient to eliminate such excess.

Section 3.05  Notice of Prepayments.  The Borrower shall notify the Lender by telephone, confirmed by facsimile, of any prepayment under Section 3.03 or 3.04 not later than 12:00 p.m. (Boston time), on the Business Day of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or part thereof to be prepaid and (for a mandatory prepayment) a reasonably detailed calculation of the amount of such prepayment.  Except as specified in Section 3.04(b), each prepayment of a Loan shall be applied as set forth in Section 3.04(f).  All prepayments shall be made together with accrued interest to the extent required by Section 3.02.

Section 3.06  [Intentionally Omitted]

Section 3.07  Payments Generally.

(a)  Payments by the Obligors.  All payments to be made by any Obligor shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except to the extent otherwise provided herein or in any other Financing Document, each Obligor shall make all payments of principal, interest and other amounts to be made by such Obligor under the Financing Documents in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the Lender’s Applicable Lending Office, prior to 12:00 p.m. Boston time, on the date when due.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All amounts owing under any Financing Document are payable in U.S. dollars.  Except to the extent otherwise provided herein, if any payment under any Financing Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest thereon shall be payable for the period of such extension.

(b)  Application of Insufficient Payments.  If at any time the Lender does not receive sufficient funds to pay fully all amounts of principal, interest and fees then due under the Financing Documents, such funds shall be applied such funds shall be applied (i) first, to pay interest and fees then due under this Agreement, and (ii) second, to pay principal and unreimbursed LC Disbursements then due under this Agreement.

ARTICLE IV

SUBSIDIARY GUARANTEE

Section 4.01  The Guarantee.  The Guarantors hereby jointly and severally guarantee (the “Subsidiary Guarantee”), each as a primary obligor and not merely as a surety, to each Secured Party and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lender to the Borrower, and the prompt payment and performance of all other Secured Obligations from time to time owing to the Lender or the other Secured Parties by any Obligor under any Financing Document (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 USC. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 USC §502(b) and §506(b) or under similar provisions of applicable bankruptcy or insolvency laws of other relevant jurisdictions), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if Borrower or any other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash and/or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 4.02  Obligations Unconditional.  The obligations of the Guarantors under Section 4.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any term, provision or condition of this Agreement or of the Guaranteed Obligations shall be modified, supplemented, amended or restated in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)  any lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Obligor under this Loan Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 4.03  Reinstatement.  The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Lender on demand for all costs and expenses (including fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.04  Subrogation.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lender under this Agreement, it shall waive any claim and shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 4.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any amount paid to any Guarantor on account of any such subrogation rights prior to such payment, satisfaction, expiration and termination shall be held in trust for the benefit of the Secured Parties and shall promptly be paid and turned over to the Lender in the exact form received by such Guarantor (duly endorsed in favor of the Lender, if required), to be credited and applied against the Guaranteed Obligations, whether matured or unmatured.  In furtherance of the foregoing, at all times prior to such payment, satisfaction, expiration and termination, each Guarantor shall refrain from taking any action or commencing any proceeding against any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Article IV to the Lender. Any claims against the Borrower or any other Obligor to which any Guarantor may be or become entitled (including, without limitation, claims by subrogation, contribution or otherwise by reason of any payment or performance by any Guarantor in satisfaction and discharge, in whole or in part, of the Guaranteed Obligations) shall be and hereby are made subject and subordinate in full to the prior payment in full, in cash, and performance in full of the Guaranteed Obligations.  If, notwithstanding the foregoing, any amount shall be paid to any Guarantor by the Borrower at any time, except as expressly permitted under this Agreement, such Guarantor shall hold such amount in trust for the benefit of the Lender and shall forthwith deliver to the Lender such amounts, with any necessary endorsements, for application in reduction of the Guaranteed Obligations in accordance with the terms hereof.

Section 4.05  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lender, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

Section 4.06  Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money.

Section 4.07  Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 4.08  Rights of Contribution.  The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor (as the case may be) shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article and of all other Secured Obligations, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of the Secured Obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any Equity Interests of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Financing Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 4.09  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 4.01 would otherwise, taking into account the provisions of Section 4.02(c), be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 4.10  Best Interests.  Each Obligor represents and warrants to the Lender that it is in the best interests of such Obligor to enter into this Agreement inasmuch as the Obligors will, as a result of proceeds of the Loans being made available hereunder for working capital and other financing needs of the Borrower, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrower by the Lender pursuant to this Agreement, and each Obligor agrees that the Lender is relying on this representation in agreeing to make Loans to the Borrower.

Section 4.11  Amendments to Financing Documents.  Without limiting any other term of this Agreement, each Guarantor acknowledges and agrees with the Secured Parties that the Secured Parties may, at any time and from time to time, without notice to or consent of the Guarantors, but with consent of the Borrower to the extent required by the terms of this Agreement, amend, restate, modify, supplement, waive defaults or events of default, release collateral or any Guarantor in whole or in part or take or forbear from taking any other action whatsoever with respect to any Financing Document, and any such action or inaction shall not impair as in any manner affect the validity or enforceability of the Subsidiary Guaranty.

Section 4.12  Joint and Several Obligations of Guarantors.  Each of the Guarantors hereby accepts joint and several liability under the Financing Documents in consideration of the financial accommodations to be provided to the Borrower by the Lender under the Financing Documents, for the mutual benefit, directly and indirectly, of the Guarantors and in consideration of the undertakings of the other Guarantors to accept joint and several liability for the Guaranteed Obligations.  The provisions of Article IV shall apply, mutatis mutandis, to such joint and several obligations of the Guarantors, with respect to such obligations of the Borrower, as if (i) each reference therein to the “Guarantors” or a “Guarantor” or the like shall be deemed to be a reference to the “Borrower” and (ii) each reference therein to the “Borrower” shall be deemed to be a reference to the “other Obligors”.  Each Guarantor represents and warrants to the Lender that such Guarantor is currently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor further represents and warrants to the Lender that such Guarantor has read and fully understands the terms and conditions of the Financing Documents.  Each Guarantor hereby covenants that such Guarantor will continue to keep informed of the Borrower’s financial condition, the financial condition of the other Guarantors, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guaranteed Obligations.

ARTICLE V

CONDITIONS

Section 5.01  Initial Loans.  The obligation of the Lender to make its initial Loan and of the Lender to issue LCs hereunder is subject to the following conditions precedent:

(a)  Due Diligence.  The Lender shall have completed to its satisfaction all business, regulatory, financial and legal due diligence relating to the Obligors, their respective properties and businesses, the Collateral, the Financing Documents and the transactions contemplated thereby, including review of documentation relating to employment arrangements with key executives (as determined by the Lender), material contracts, and the corporate, tax and organizational structures of the Obligors.

(b)  No Material Adverse Change.  Since December 31, 2009, no material adverse change in the business, assets, liabilities (actual or contingent), condition (financial or otherwise), operations, performance, prospects or properties of the Obligors, taken as a whole, or of the Borrower, shall have occurred and be continuing on the Closing Date.

(c)  Documents.  The Lender shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Lender, and each dated the Closing Date unless indicated otherwise:

(i)  Financing Documents.  The following Financing Documents, each duly authorized, executed and delivered by all parties thereto and in full force and effect.

1. Loan Agreement
2. Revolving Note
3. Revolving Equipment Note
4. Security Agreement
5. Post-Closing Agreement

(ii)  Corporate Documents.

1)  A certificate of a Secretary or a Responsible Officer of each Obligor certifying (A) the names and true signatures of the officers of such Obligor authorized to sign the Financing Documents and the other documents to be delivered thereunder to which such Obligor is a party, (B) that attached thereto are true and correct copies of the Certificate of Incorporation and By-laws, or other constitutive documents, of such Obligor, and all amendments thereto, in each case as in effect on the Closing Date, and (C) that attached thereto are true and correct copies of the duly adopted resolutions of the board of directors of such Obligor approving or ratifying the Financing Documents to which such Obligor is a party and the transactions contemplated thereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect.

2)  Certificates for each corporate Obligor with respect to the existence (from the Secretary of State of its state of organization), foreign qualification and good standing of each Obligor.

(iii)  Collateral.

1)  All documents, including acknowledgment copies of all financing statements under the UCC, and copies of recent UCC, tax lien, judgment and litigation search reports, with respect to each Obligor in each jurisdiction required by law or reasonably requested by the Lender to be filed, registered or recorded in order to create for the benefit of the Secured Parties a valid, legal and first-priority perfected Lien on the Collateral;

2)  from any Person holding any Lien (other than any Lien permitted pursuant to the terms hereof) on any Collateral, such UCC termination statements, mortgage releases or pay-off letters, releases of Liens on intellectual property, releases of assignments of leases and rents, and other instruments, each in proper form for recording, as the Lender may reasonably request to release and terminate of record the Liens on any Collateral;

3)  evidence that the Security Documents have been duly recorded and filed in all places wherein such recording and filing are necessary to perfect the Lien of the Secured Parties on the Collateral covered thereby; and

4)  evidence of the taking of all such other action as may be required in order to perfect the Liens created under the Security Documents.

(iv)  Officer’s Certificate.  A certificate, duly and properly executed by a Responsible Officer of each Obligor and dated as of the Closing Date and certifying as to, among other matters reasonably required by the Lender, satisfaction of conditions set forth in clause (vi) of this Section 5.01.

(v)  No Other Material Indebtedness.  After giving effect to the transactions contemplated hereby, no Obligor shall have any material Indebtedness outstanding other than the Loans hereunder, the guarantees thereof and Capital Lease Obligations acceptable to the Lender.

(vi)  Insurance.  Copies of, and certificates as to coverage under, the insurance policies required under Section 7.06 and the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement and shall name the Lender, on behalf of the Secured Parties, as additional insured.

(vii)  Opinion of Counsel.  Opinion of Shapiro Forman Allen & Sava LLP, counsel to the Obligors, addressed to the Lender, as to matters concerning the Obligors and the Financing Documents to which they are party as the Lender may reasonably request.

(viii)  Payment of Fees.  Evidence of payment of all fees due and payable to the Lender on or before the Closing Date, and all reasonable out-pocket expenses required to be reimbursed or paid by the Borrower (including the reasonable legal fees and expenses of Wilson Sonsini Goodrich & Rosati, Professional Corporation, special counsel to the Lender) under any Financing Document.

(ix)  Other Documents.  Such other documents as the Lender or special counsel to the Lender may reasonably request.

(d)  No Litigation.  There shall be no litigation, administrative proceeding, governmental investigation or other legal or regulatory developments, actual or threatened in writing, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Obligors to perform their respective obligations under the Financing Documents, or the ability of the parties to consummate the financings contemplated hereby.

(e)  Requirements of Law.  The Lender shall be satisfied that the Obligors and their Subsidiaries shall be in full compliance with all material laws, including Regulations T, U and X of the Board.

(f)  Governmental Approvals.  The Borrower shall have received all necessary approvals from all material Governmental Authorities and from all Persons required for the Borrower to consummate the borrowing of Loans on the Closing Date and other transactions contemplated by the Financing Documents, and the consummation of such transactions shall be in compliance with all Applicable Laws.

Section 5.02  Conditions to Each Loan.  The obligation of the Lender to make any Loan, and of the Lender to issue, amend, renew or extend any LC, is subject to satisfaction of the following conditions:

(a)  Notice of Borrowing.  The Lender shall have received a notice of borrowing, duly executed and delivered in accordance with Section 2.02.

(b)  Representations and Warranties.  The representations and warranties made by each Obligor in the Financing Documents shall be true and correct on and as of the applicable borrowing date with the same force and effect as if made on and as of such date both before and after giving effect to the making of the Loans, except to the extent that such representations and warranties expressly relate to an earlier date.

(c)  No Default or Material Adverse Effect.  At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such LC, as applicable, and the application of the proceeds thereof, no Default or event or circumstance which could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

(d)  No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain the Lender from making any Loans to be made by it or the Lender from issuing, amending, renewing or extending any LC, as applicable.  No injunction or other restraining order shall have been issued or shall be pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement.

(e)  Revolving Equipment Loans.  Each request for a Revolving Equipment Loan must be accompanied by a copy of the purchase order or invoice for the Eligible Equipment to be purchased with the proceeds of such Revolving Equipment Loan, together with such other documentation reasonably requested by the Lender to perfect the Lender’s security interest in such Eligible Equipment.

(f)  Availability.  The total Revolving Exposures shall not exceed the availability limits specified in Section 2.01 or 2.06.

The delivery of a Notice of Borrowing, and each issuance, amendment, renewal or extension of an LC, and the acceptance by the Borrower of the proceeds of each Loan, shall constitute a representation and warranty by each Obligor that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the conditions specified in this Section 5.02 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

Section 6.01  Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 6.02  Authorization; Enforceability.  The execution and delivery by each of the Borrower and its Subsidiaries of, and performance of its obligations under, the Financing Documents to which such Obligor is party, and the consummation of the transactions contemplated thereby, are within such Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate, partner, limited liability company and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by such Obligor and constitutes, and each of the other Financing Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.03  Governmental Approvals; No Conflicts.  The execution and delivery by each of the Borrower and its Subsidiaries of, and performance of such Obligor’s obligations under, the Financing Documents to which such Obligor is a party, and the consummation of the transactions contemplated thereby, do not and will not (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and disclosed in writing to the Lender, and are in full force and effect, and (ii) filing of UCC continuation statements in respect of the Liens created pursuant to the Security Documents, (b) contravene the charter, by-laws or other organizational documents of such Obligor, (c) violate any Applicable Law, (d) contravene, conflict with or result in a default under (i) any material indenture, agreement or other instrument binding upon such Obligor or any of its Subsidiaries or their respective Properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or give rise to a right thereunder to require any payment to be made by any such Person which could reasonably be expected to have a Material Adverse Effect, and (e) except for the Liens created pursuant to the Security Documents, result in the creation or imposition of any Lien on any asset of such Obligor or any of its Subsidiaries.

Section 6.04  Financial Condition; No Material Adverse Change; Solvency

(a)  Financial Condition.  The Borrower has heretofore furnished to the Lender the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the period ended December 31, 2009 audited by Stowe & Degon, LLC, independent public accountants.  Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)  No Material Adverse Change.  Since December 31, 2009, there has been no material adverse change in the business, assets, liabilities (actual or contingent), condition (financial or otherwise), operations, prospects or properties of the Borrower Group, taken as a whole, or of the Borrower.

(c)  Solvency.  The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 6.05  Properties.

(a)  Each of the Borrower and its Subsidiaries has good, legal and marketable title to, or lawfully possesses valid and subsiding leasehold estate in and to, all of its real and personal property and leasehold interests material to its business, subject only to Liens permitted by Section 8.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to and reasonably necessary for their respective businesses, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  None of the tangible personal property Collateral is located in a designated flood hazard area or in an area in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 6.06  Litigation.

(a)  Except as set forth on Schedule 6.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against the Borrower or any of its Subsidiaries which (i) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve in any manner the Financing Documents or the transactions contemplated thereby.

(b)  Since the date of this Agreement, there has been no change in the status of matters previously disclosed by the Borrower or any of its Subsidiaries to the Lender in writing that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 6.07  Environmental Matters.  Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.  Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, in each case, to the extent failure to comply therewith could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.  In addition, except as set forth in Schedule 6.07:

(a)  No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries.

(b)  Neither the Borrower nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute.  To the Borrower’s knowledge:

(i)  no polychlorinated biphenyls (PCBs) are or have been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

(ii)  no asbestos or asbestos-containing materials is or has been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

(iii)  there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

(iv)  no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order; and

(v)  no Hazardous Materials have been otherwise Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

(c)  Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 300.5 (“CERCLIS”), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Borrower or any of its Subsidiaries.

(d)  No Hazardous Material generated by the Borrower or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by such Obligor or any of its Subsidiaries at any location other than those listed in Schedule 6.07.

(e)  No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

(f)  No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries, and, to the best of Borrower’s knowledge, no government action has been taken or is in process that could subject any such site or facility to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

(g)  All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries and that could reasonably be expected to result in a Material Adverse Effect have been made available to the Lender.

Section 6.08  Compliance with Laws and Agreements; No Defaults.

(a)  Each of the Borrower and its Subsidiaries is in compliance in all material respects with all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders and governmental rules, regulations, policies and guidelines applicable to it.  Since January 1, 2007, neither the Borrower nor any Subsidiary has received any notice from any Governmental Authority or any other Person of any alleged violation or noncompliance except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.   Neither the Borrower nor any Subsidiary thereof is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Financing Document.

Section 6.09  Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 6.10  Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Obligor nor any Subsidiary thereof is party to any tax sharing agreement.

Section 6.11  ERISA.

(a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.12  Disclosure.  The Borrower has disclosed to the Lender all written agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Obligor is subject that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor to the Lender in connection with the negotiation of this Agreement and the other Financing Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, as of the date on which made, and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.13  Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

Section 6.14  Capitalization.  As of the date hereof, the Equity Interests of the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.

Section 6.15  Subsidiaries.

(a)  Set forth in Schedule 6.15(a) is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

(b)  Except as disclosed in Schedule 6.15(b), (i) each of the Borrower and its Subsidiaries (if applicable) owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and Permitted Liens), and has the unencumbered right to vote (subject to the terms of the Security Documents), all outstanding ownership interests in each Person shown to be held by it in Schedule 6.15(b), (ii) all of the issued and outstanding Equity Interest of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding Equity Rights with respect to such Person.

(c)  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Persons, and in the amounts, specified on Schedule 6.15(c), free and clear of all Liens.

Section 6.16  Investments; Deposit Accounts.  Set forth in the Perfection Certificate is a complete and correct list of all Investments (including deposit accounts, demand deposit accounts or similar accounts) held by the Borrower or any of its Subsidiaries (or in which the Borrower or any of its Subsidiaries has any interest) in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment.  Except as disclosed in the Perfection Certificate, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents and Permitted Liens), all such Investments.

Section 6.17  Real Property.  Set forth on Schedule 6.17 is a list, as of the date hereof, of all of the real property (including leasehold) interests held by the Borrower or any of its Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property.

Section 6.18  Material Indebtedness.  Schedule 6.18 is a complete and correct list of each credit agreement, loan agreement, indenture, promissory note, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds $25,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 6.18.

Section 6.19  Material Liens.  Schedule 6.19 is a complete and correct list of each Lien securing Indebtedness of the Borrower or any of its Subsidiaries (other than Liens created pursuant to the Security Documents and Permitted Liens) outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $25,000 and covering any property of such Person, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 6.19.

Section 6.20  Security Documents.  The Security Documents are effective to create in favor of the Lender for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, all of the Collateral purported to be covered thereby, and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices, and all other necessary and appropriate action has been taken, so that each such Security Document creates a perfected Lien on and security interest in all right, title, estate and interest of the Obligors in the Collateral covered thereby, prior and superior to all other Liens and subject to no other Liens, other than Permitted Liens.  When the Security Agreement (or a short form thereof) is filed in the US PTO, and financing statements are filed in the applicable filing offices, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the IP Collateral (as defined in the Security Agreement), subject to no Liens other than Permitted Liens.

Section 6.21  Anti-Terrorism Laws.  None of the Borrower or any of its Subsidiaries is in violation of any Anti-Terrorism Laws.  No Obligor or, to the best knowledge of any Obligor, any Affiliate, broker or any other agent of such Obligor acting or benefiting in any capacity in connection with the Loans or LCs, is any of the following:

(a)  a Person that is listed in the annex to, or is otherwise subject to, the Executive Order;

(b)  a Person owned or controlled by, or acting for on behalf of, any Person that is listed in the annex to, or is otherwise subject to, the Executive Order;

(c)  a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)  a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)  a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other official replacement publication of such list.

No Obligor and, to the knowledge of any Obligor, no broker or other agent of such Obligor acting or benefiting in any capacity in connection with the Loans or LCs (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (a) through (e) above, (ii) engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

Section 6.22  Equipment.  All of the Equipment is used or held for use in Borrower’s business and is fit for such purposes.  All Equipment is and shall at all times be and remain tangible personal property and shall not become a fixture or real property.  The Equipment financed by the Revolving Equipment Loans is Eligible Equipment.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any of the Commitments are in effect and until payment in full of all Loans, all other Secured Obligations, and all other amounts payable by the Obligors under the Financing Documents:

Section 7.01  Financial Statements and Other Information.  The Borrower will furnish to the Lender:

(a)  within 120 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), the audited consolidated balance sheet and related statements of operations, stockholders equity and cash flows of the Borrower Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Stowe & Degon, LLC or by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower Group on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each fiscal quarter of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows (including income statements) of the Borrower Group as of the end of and for such fiscal quarter, and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods in the Borrower’s budget for such fiscal year, and actual results of the previous fiscal year, such consolidated statements to be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit and other adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a Compliance Certificate of a Responsible Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.04 and, if any such change has occurred, specifying the effect of such change on such financial statements;

(d)  concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 8.14 of this Agreement (which certificate may be limited or not delivered to the extent required by accounting rules or guidelines);

(e)  within 60 days after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2010, an annual operating budget (which shall include, without limitation, a projected balance sheet, income statement and statement of cash flows) for the next succeeding fiscal year of the Borrower Group which shall set forth in reasonable detail the assumptions underlying such budget;

(f)  promptly after receipt by any member of the Borrower Group, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor or any Subsidiary thereof, or any audit of any of them;

(g)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any member of the Borrower Group with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(h)  promptly, and in any event within five Business Days after receipt thereof by any Obligor or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Obligor or any Subsidiary thereof; and

(i)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Obligor, or compliance with the terms of any Financing Document, as the Lender may reasonably request.

Section 7.02  Notices of Material Events.  Each Obligor will furnish to the Lender, promptly after obtaining knowledge of same, written notice of the following:

(a)  the occurrence of any Default;

(b)  any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower Group in an aggregate amount exceeding $25,000;

(d)  the assertion of any Environmental Claim by any Person against, or with respect to the activities of, any Obligor or any Subsidiary thereof and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(e)  any Disposition, Casualty Event, Equity Issuance or incurrence of Indebtedness referred to in Section 3.04 (excluding Dispositions pursuant to Section 8.04);

(f)  any material change in accounting policies or financial reporting practices by the Borrower Group; and

(g)  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities or Subordinated Debt of any Obligor or of any of the Borrower’s Subsidiaries pursuant to the terms of any promissory note, indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 7.01 or any other clause of this Section 7.02.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower or applicable Obligor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.03  Existence: Conduct of Business.  Each Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises whose loss would reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.03.

Section 7.04  Payment of Obligations.  Each Obligor will, and will cause each of its Subsidiaries to, pay all income and other material taxes, rates, assessments, fees, and governmental charges upon or against it or its property but excluding de minimus non-tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) no proceedings to foreclose any Lien which has attached as security therefore have commenced.

Section 7.05  Maintenance of Properties.  Each Obligor will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in working order and condition, ordinary wear and tear and obsolete equipment and damage by casualty excepted.

Section 7.06  Insurance.

(a)  Each Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Such insurance shall be written by financially responsible companies selected by the Borrower and licensed to do business in the jurisdiction in which the Collateral is located and having the highest or second highest rating available from A. M. Best Company or an equivalent Person, or by other companies otherwise acceptable to the Lender, and (other than workers’ compensation) shall name the Lender as loss payee (to the extent covering risk of loss or damage to tangible property other than cargo coverage) and as an additional named insured as its interests may appear (to the extent covering any other risk other than cargo coverage and worker’s compensation).  Such insurance shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days’ notice to the Lender.  The Borrower will advise the Lender promptly of any policy cancellation, reduction or amendment.

(b)  On or before the Closing Date, the Borrower will deliver to the Lender certificates of insurance reasonably satisfactory to the Lender evidencing the existence of all insurance required to be maintained by the Borrower hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through the December 31 next succeeding the date hereof, subject only to the payment of premiums as they become due (and attaching original copies of any policies with respect to casualty insurance).  Thereafter, before December 31 of each year, the Borrower will deliver to the Lender certificates of insurance evidencing that all insurance required to be maintained by the Borrower hereunder will be in effect through December 31 of the following calendar year, subject only to the payment of premiums as they become due.  In addition, the Borrower will not cancel, reduce coverage or make material changes to any policy with respect to casualty insurance without providing to the Lender 30 days prior notice thereof.  The Borrower will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section unless the Lender is the named insured thereunder, with loss payable as provided herein.  The Borrower will promptly notify the Lender whenever any such separate insurance is obtained and shall deliver to the Lender the certificates evidencing the same.

(c)  Without limiting the obligations of the Obligors under the foregoing provisions of this Section, in the event an Obligor shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section, then the Lender may, but shall have no obligation so to do, upon 10 days’ prior written notice to the Borrower, procure insurance covering the interests of the Lender in such amounts and against such risks as the Lender shall deem appropriate, and the Borrower shall reimburse the Lender in respect of any premiums paid by the Lender in respect thereof.

Section 7.07  Books and Records: Inspection Rights.  Each Obligor will, and will cause each of its Subsidiaries to, keep adequate books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.  Each Obligor will, and will cause each of its Subsidiaries to, permit any representatives of or designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that when an Event of Default exists the Lender (or any of its representatives or designees) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 7.08  Compliance with Laws.  Each Obligor will, and will cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws.

Section 7.09  Use of Proceeds.  From and after the Closing Date, the proceeds of the Revolving Loans will be used only for working capital and general corporate purposes of the Borrower, including the payment of fees and expenses incurred in connection with the Financing Documents, and the LCs will be issued only to support general corporate purposes of the Borrower.   From and after the Closing Date, the proceeds of the Revolving Equipment Loans will be used only to purchase Eligible Equipment, and the proceeds of the Term Equipment Loan will be used only to Term-Out the Revolving Equipment Loans in accordance with Section 2.01(c).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations D, T, U and X.

Section 7.10  Certain Obligations Respecting Subsidiaries.

(a)  Guarantors.  Each Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that all domestic Subsidiaries of such Obligor are “Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that an Obligor or any of its Subsidiaries shall form or acquire any new domestic Subsidiary that shall constitute a Subsidiary hereunder, such Obligor will cause such new domestic Subsidiary to, within 30 days after such formation or acquisition:

(i)  become a “Guarantor” hereunder pursuant to a Guarantee Assumption Agreement, and execute joinders to the Security Agreement and other Security Documents thereby granting the Lender a first priority lien on all of such Guarantor’s Accounts, Inventory, Equipment (hereinafter, as each such term is defined in the Security Agreement) and related property as collateral security for the Guaranteed Obligations, in form and substance reasonably satisfactory to the Lender;

(ii)  cause such new domestic Subsidiary to take such action as shall be necessary to create and perfect valid and enforceable first-priority Liens on substantially all of the Accounts, Inventory, Equipment and related property of such new Subsidiary as collateral security for the obligations of such new Subsidiary under the Financing Documents; and

(iii)  deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Closing Date or as the Lender shall have requested, all in form and substance reasonably satisfactory to the Lender.

(b)  Ownership of Subsidiaries.  Each Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary (except as otherwise permitted in this Agreement).  Each Obligor agrees to take such actions as the Lender shall request to perfect the security interest created therein pursuant to the Security Agreement.

Section 7.11  Notice of Lease Defaults.  The Borrower will give prompt notice to the Lender of any notice of a material default Borrower or any Guarantor receives under any lease of real property.  The Borrower will give prompt notice to the Lender of any default Borrower or any Guarantor obtains knowledge of under any lease of Equipment under which an Obligor is the lessor.

Section 7.12  Accounts.  The Borrower will maintain, and cause each of the other Obligors to maintain, their primary domestic operating and deposit accounts with Lender.  Without limiting the foregoing, the Borrower will cause all funds in its account at TD Bank to be swept every other Business Day to an account of the Borrower established and maintained with Lender.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any of the Commitments are in effect and until payment in full of all Loans, all other Secured Obligations, and all other amounts payable by the Obligors under the Financing Documents:

Section 8.01  Indebtedness.  The Obligors will not, nor will they permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)       Indebtedness created under the Financing Documents;

(b)  Indebtedness outstanding on the date hereof and set forth in Schedule 6.18, and extensions, renewals and replacements of any such Indebtedness that do not increase the aggregate outstanding principal amount thereof;

(c)  Indebtedness of a Subsidiary of an Obligor owed to such Obligor or a Wholly Owned Subsidiary of such Obligor, which Indebtedness shall (i) be on terms (including subordination terms) reasonably acceptable to the Lender and (ii) constitute Collateral under the Security Agreement;

(d)  Indebtedness of the Borrower or any Subsidiary in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $100,000 at any time outstanding;

(e)  endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f)  Guarantees of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower;

(g)  so long as no Default has occurred and is continuing or would result therefrom, Indebtedness of the Borrower secured by real property owned by the Borrower (but not secured by any Collateral, for avoidance of doubt); provided that the Lender shall have received a Collateral Access Agreement (as such term is defined in the Security Agreement) in respect of such real property from the holder of such Indebtedness and an intercreditor agreement in form and substance reasonably satisfactory to the Lender; and

(h)  Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) no Default shall have occurred and be continuing or result therefrom, and (iii) the Lender shall have received an intercreditor agreement, in form and substance (including that the Lender shall retain its first-priority, perfected security interest in the Collateral) satisfactory to the Lender in the Lender’s reasonable discretion, duly executed and delivered by such Subsidiary and any other lender(s) to such Subsidiary.

Section 8.02  Liens.  No Obligor will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or its Subsidiaries, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names such Obligor or any of its Subsidiaries as debtor, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created pursuant to the Security Documents;

(b)  Liens existing on the date hereof and listed on Schedule 6.19 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.01(b);

(c)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(k);

(i)  Liens securing Indebtedness permitted under Section 8.01(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)  Liens securing Indebtedness permitted under Section 8.01(g); provided that such Liens do not at any time encumber any Collateral or any property other than the real property financed by such Indebtedness; and

(k)  Liens securing Indebtedness permitted under Section 8.01(h); provided that (i) such Liens do not at any time encumber any Collateral (which for avoidance of doubt, includes all Accounts, Inventory and other property of such Subsidiary of the types described in Section 2.1 of the Security Agreement) or any property other than the real property of such Subsidiary being acquired on the date of acquisition and (ii) such Liens do not, and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect or in any creditor of such Subsidiary (except for the Lender) having any claim whatsoever against the Collateral.

Section 8.03  Mergers, Consolidations, Etc.; Subsidiaries.

(a)  The Obligors will not, nor will they permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with any Obligor, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, that:

(i)  any Subsidiary of an Obligor may merge into such Obligor in a transaction in which such Obligor is the surviving entity;

(ii)  any Subsidiary of an Obligor may sell, transfer, lease or otherwise dispose of its assets to such Obligor; and

(iii)  any Person may merge into the Borrower or another Obligor in a transaction in which the Borrower or such Obligor is the surviving entity so long as (A) no Default has occurred and is continuing or would result therefrom, (B) the Consolidated EBITDA of such Person immediately before such merger is at least $1.00, (C) before and after giving effect to such transaction, the Existing Shareholder owns, directly or indirectly, beneficially or of record, 20% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis (and taking into account all such securities that the Existing Shareholder has the right to acquire pursuant to any option right), and (D) before and after giving effect to such transaction, the Existing Shareholder has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

(b)  No Obligor will form any Subsidiary without prior written notice to the Lender and without complying with the requirements of Sections 7.10 and 8.01.

Section 8.04  Dispositions.  The Obligors will not, nor will they permit any of their respective Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)  Dispositions of surplus obsolete or worn out property, in the ordinary course of business;

(b)  Dispositions of inventory in the ordinary course of business;

(c)  Dispositions of property by any Subsidiary of an Obligor to such Obligor;

(d)  Dispositions permitted by Section 8.03; and

(e)  Non-exclusive licenses of trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights in the ordinary course of business and substantially consistent with past practice;

provided, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value as determined by the Board of Directors or equivalent authority of the applicable Obligor.  Notwithstanding anything to the contrary herein, the Obligors will not, nor will they permit any of their respective Subsidiaries to, make any Disposition of (i) notes, accounts receivable or other obligations owing to an Obligor, with or without recourse, except for collection in the ordinary course of business, or (ii) any real property interests.

Section 8.05  [Reserved].

Section 8.06  [Reserved].

Section 8.07  [Reserved].

Section 8.08  [Reserved].

Section 8.09  [Reserved].

Section 8.10  Transactions with Affiliates.  No Obligor will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Obligor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

Section 8.11  Restrictive Agreements.  No Obligor will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Obligor or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Lender, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Obligor or any other Subsidiary or to Guarantee Indebtedness of any Obligor or any other Subsidiary; provided that:

(a)  the foregoing shall not apply to (1) restrictions and conditions imposed by law or by this Agreement and (2) restrictions and conditions existing on the date hereof identified on Schedule 8.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and

(b)  clause (a) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured purchase money Indebtedness or Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such purchase money Indebtedness, (2) customary provisions in leases and other contracts restricting the assignment thereof and (3) executory covenants between signing and closing under an agreement related to sales of property permitted hereunder.

Section 8.12  Reserved.

Section 8.13  Modifications of Certain Documents.  No Obligor will, nor will it permit any of its Subsidiaries to, without the prior written consent of the Lender, (i) consent to any modification, supplement, refinancing or waiver of any Subordinated Debt or any document evidencing any Subordinated Debt, (ii) amend any of its or their constitutive documents or (iii) consent to any modification, supplement or waiver of any agreement or instrument evidencing or relating to Material Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt.

Section 8.14  Certain Financial Covenants.

(a)  Debt Service Coverage Ratio.  Unless the Borrower is in compliance with Section 8.14(b), the Borrower will not permit the Consolidated Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending on December 31, 2010, to be less than 1.20 to 1.0.

(b)  Minimum Balance.  Unless the Borrower is in compliance with Section 8.14(a), the Borrower will not permit the amount of collected cash balances in the Borrower’s accounts at the Lender to fall below $500,000 in the aggregate at any time.

(c)  To enable the ready and consistent determination of compliance with the covenants set forth in this Section 8.14, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from the last Sundays in March, June and September, respectively.

ARTICLE IX

DEFAULTS

Section 9.01  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more days;

(c)  any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary thereof in or in connection with any Financing Document or issuances of LCs hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 7.01, 7.02, 7.03 (with respect to such Obligor’s existence), 7.06, 7.07, 7.09 or 7.12, or in Article IV or VIII; or any of the Guarantors fails to perform or observe any term, covenant or agreement contained in any Guaranty; or any of the Obligors fails to perform or observe any term, covenant or agreement contained in Section 3.3, 3.4, 3.6, 3.7, 3.8, 3.13 or 3.16, or in Article IV or VI, of the Security Agreement;

(e)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document to which it is party and such failure shall continue unremedied for a period of 30 or more days after such failure;

(f)  any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any applicable notice or grace periods;

(g)  Any Obligor fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any Subsidiary thereof or such Person’s debts, or of a substantial part of such Person’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Subsidiary thereof or for a substantial part of such Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 30 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  any Obligor or any Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Subsidiary thereof or for a substantial part of such Person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  any Obligor or any Subsidiary thereof shall admit in writing its inability or fail generally to pay such Person’s debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $100,000, to the extent not covered by a third-party insurance carrier which has acknowledged such coverage in writing, shall be rendered against any Obligor or any Subsidiary thereof or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or any Subsidiary thereof to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Obligor in an aggregate amount exceeding (i) $100,000 in any year or (ii) $100,000 for all periods;

(m)  the assertion against any Obligor of an Environmental Claim that the Lender determines in good faith will be resolved adversely to any Obligor and would have a Material Adverse Effect (insofar as such amount is payable by any Obligor but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(n)  [reserved];

(o)  the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lender, free and clear of all other Liens (other than Liens permitted under Section 8.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason (other than due to the actions or omissions of the Lender or any Lender) be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

(p)  any provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full and in cash of all the Secured Obligations, ceases to be in full force and effect; or any Obligor or any other Person contests in any manner the validity or enforceability of any provision of any Financing Document; or any Obligor denies that it has any or further liability or obligation under any provision of any Financing Document, or purports to revoke, terminate or rescind any provision of any Financing Document;

(q)  (i)  The subordination provisions of the documents evidencing or governing any Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) the Borrower or any other Obligor shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Subordination Provisions; or

(r)  [reserved];

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued under the Financing Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the accrued under the Financing Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

Section 9.02  Application of Proceeds.  All proceeds received after maturity of the Secured Obligations, whether by acceleration or otherwise, shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the other Financing Documents; second to accrued interest on the Loans and fees; third pro rata to the principal portion of the Loans; fourth to be held as cover and/or cash collateral for LCs to the extent specified in this Agreement; and, fifth, any excess remaining after all of the Secured Obligations have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE X

CHANGE IN CIRCUMSTANCES

Section 10.01  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, or LC issued by, the Lender (except any reserve requirement contemplated by Section 10.01(e));

(ii)  subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any LC, or change the basis of taxation of payments to the Lender in respect thereof (except for Included Taxes or Other Taxes covered by Section 10.02 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)  impose on the Lender any other condition, cost or expense affecting this Agreement or any LC;

and the result of any of the foregoing shall be to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, the Lender shall promptly notify the Borrower in writing thereof, and upon request of the Lender, the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If the Lender reasonably determines that any Change in Law affecting the Lender or the Lender’s holding company or Applicable Lending Office, if any, regarding capital requirements (other than as a result of the Lender having inadequate or substandard capital as determined by and Governmental Authority) has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the LCs issued by, the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and the Lender’s calculation thereof, in reasonable detail, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.02  Payments Free and Clear; U.S. Taxes.

(a)  Payments Free and Clear.  Any and all payments by the Borrower or any Obligor under the Financing Documents shall be made, in accordance with Section 3.01, free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of the Lender, Taxes imposed on its net income or net profits, and franchise or similar taxes imposed on it, and any branch profits imposed by the United States or any similar tax imposed by any other jurisdiction in which the Lender is located, by (i) any jurisdiction (or political subdivision thereof) of which the Lender is a citizen or resident or in which the Lender has a permanent establishment (or is otherwise engaged in the active conduct of its banking business through an office or a branch) which is the Lender’s Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which the Lender is organized, or (iii) any jurisdiction (or political subdivision thereof) in which Taxes are imposed as a result of the Lender doing business in such jurisdiction (all such nonexcluded Taxes being hereinafter referred to as “Included Taxes”, and all such excluded Taxes being referred to as “Excluded Taxes”).  If the Borrower shall be required by law to deduct any Included Taxes from or in respect of any sum payable hereunder to the Lender (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.02), the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)  Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance or any other Financing Document (hereinafter referred to as “Other Taxes”).

(c)  Indemnification.  The Borrower hereby indemnifies the Lender for the full amount of Included Taxes and Other Taxes (including any Included Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.02) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Included Taxes or Other Taxes were correctly or legally asserted.  Any payment pursuant to such indemnification shall be made within 10 days after the date the Lender makes written demand therefor.

(d)  Receipts.  Within 10 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to the Lender, the Borrower will furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

Section 10.03  Survival.  All of the Borrower’ obligations under this Article X shall survive termination of the Commitments and repayment of all other Secured Obligations hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.01  Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)   if to the Borrower or any Guarantor:

Valpey-Fisher Corporation
75 South Street
Hopkinton, MA  01748
Attention:  Michael J. Kroll, Chief Financial Officer
Facsimile No.:  508-435-5289
    with a copy to:

Shapiro Forman Allen & Sava LLP
380 Madison Avenue
New York, NY 10017
Attention:  Joan Dacey-Seib, Esq.
Facsimile No.:  212-883-1941

(b)   if to the Lender:

Middlesex Savings Bank
120 Flanders Road
Westborough, MA 01581
Attn:  Tony Zhang
Phone No.:  508-599-5842
Facsimile No.:  508-870-0390

with a copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
1301 Avenue of the Americas
New York, New York 10019
Attention:  Charlotte Kim, Esq.
Facsimile No.:  212-999-5899

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by the Lender, by notice to the Borrower).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02  Waivers; Amendments.

(a)  No Deemed Waivers: Remedies Cumulative.  No failure or delay by the Lender in exercising any right or power under the Financing Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender under the Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Financing Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)  Amendments.  Neither any Financing Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors party thereto and the Lender.

Section 11.03  Expenses: Indemnity; Damage Waiver.

(a)  Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation of the Financing Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any LC or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with the Financing Documents, including its rights under this Section, or its rights in connection with the Loans made hereunder or the LCs issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof following an Event of Default, and (iv) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)  Indemnification by the Borrower.  The Borrower indemnifies the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, holds each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or LC or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under an LC if the documents presented in connection with such demand do not strictly comply with the terms of such LC), any payments that the Lender is required to make under any indemnity issued to any bank in the Security Agreement or any other Security Document, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted or arisen from the gross negligence or willful misconduct of any Indemnitee.

(c)  Waiver of Consequential Damages.  No Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Financing Documents or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan or any LC or the use of the proceeds thereof.

(d)  Payments.  All amounts due under this Section shall be payable upon written demand therefor.

Section 11.04  Successors and Assigns.

(a)  Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or any other Financing Document without the prior written consent of the Lender (and any attempted assignment or transfer by any Obligor (other than as permitted hereunder) without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lender.  The Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Financing Documents (including all or a portion of its Commitments and the Loans at the time owing to it), pursuant to documentation (including an Assignment and Acceptance and applicable amendments to this Agreement and the other Financing Documents to reflect such assignment).  Any assignment or transfer by the Lender of its rights or obligations under this Agreement and the other Financing Documents that does not comply with this paragraph shall be treated for purposes of the Financing Documents as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)  Participations.  The Lender may, without the consent of the Borrower or any other Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under the Financing Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) the Lender’s obligations under the Financing Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Lender and any other assignees of the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Financing Documents.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Financing Documents and to approve any amendment, modification or waiver of any provision of any Financing Document.  The Lender will use its commercially reasonable efforts to notify the Borrower if the Lender sells a participation herein; provided, that failure to provide any such notice shall not limit or affect any such sale.

(d)  Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 10.02 than the Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)  Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such assignee for the Lender as a party hereto.

Section 11.05  Survival.  All covenants, agreements, representations and warranties made by any Obligor in any Financing Document and in the certificates or other instruments delivered in connection with or pursuant to the Financing Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the other Financing Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Financing Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 4.03, 10.01, 10.02 and 11.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of the Financing Documents or any provision thereof.

Section 11.06  Counterparts: Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Obligors and the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08  Right of Set-off.

(a)  Right of Set-off.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness (in whatever currency) at any time owing by the Lender or such Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement or any other Financing Document held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)  Rights of Lender.  Nothing contained herein shall require the Lender to exercise any such right or shall affect the right of the Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c)  Payments Set Aside.  To the extent that any payment by or on behalf of any of the Obligors is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding under any debtor relief law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 11.09  Governing Law; Jurisdiction; Service of Process.

(a)  This Agreement, the other Financing Documents and any other agreement or documents relating thereto and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the law of the Commonwealth of Massachusetts.  Each Obligor agrees that the execution of this Agreement and the other Financing Documents, and the rights and obligations of the parties hereunder and thereunder shall be deemed to have a Massachusetts situs and each Obligor shall be subject to the personal jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any action the Lender, its successors or assigns, may commence hereunder or thereunder. Accordingly, each Obligor hereby specifically and irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement and the other Financing Documents, the Loans and/or any agreement, instrument or document executed or delivered in connection with this Agreement and the other Financing Documents or the enforcement of any of the foregoing.

(b)  The Borrower and the Guarantors each hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any court referred to in paragraph (a) of this Section 11.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  The Borrower and the Guarantors each irrevocably consents to service of process in the manner provided for notices herein.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.10  WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12  Confidentiality.

(a)  Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Obligor or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Lender or by one or more subsidiaries or affiliates of the Lender and each Obligor hereby authorizes the Lender to share any information delivered to the Lender by any Obligor and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were the Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) upon written notice to the Borrower, to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Lender on a nonconfidential basis from a source other than an Obligor.  For the purposes of this paragraph, “Information” means all information received from any Obligor relating to any Obligor or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by an Obligor.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13  USA PATRIOT Act Notice.  The Lender hereby notifies the Obligors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the names and addresses of the Obligors and other information that will allow the Lender to identify the Obligors in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

VALPEY-FISHER CORPORATION

By:	/s/Michael J. Kroll
Name: Michael J. Kroll
Title: VP, Treasurer and CFO

GUARANTORS

[None on the date hereof]

LENDER

MIDDLESEX SAVINGS BANK

By:	/s/ Tony Zhang
Name: Tony Zhang
Title: VP

Schedules

Schedule 6.06	Litigation
Schedule 6.07	Environmental Matters
Schedule 6.15	Subsidiaries
Schedule 6.17	Real Property
Schedule 6.18	Existing Indebtedness
Schedule 6.19	Existing Liens
Schedule 8.11	Restrictive Agreements

Exhibits

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Revolving Equipment Note
Exhibit A-3	Form of Term Equipment Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Compliance Certificate

Copies of the above schedules are not included and will be furnished to the Securities and Exchange Commission upon request.

EXHIBIT A-1

FORM OF REVOLVING NOTE

$1,000,000	December 30, 2010

FOR VALUE RECEIVED, the undersigned VALPEY-FISHER CORPORATION, a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with a principal place of business located at 75 South Street, Hopkinton, MA 01748, and a mailing address in Massachusetts at 75 South Street, Hopkinton, MA 01748 (hereinafter called the "Borrower"), promises to pay to MIDDLESEX SAVINGS BANK, a Massachusetts banking corporation, at its principal office at 6 Main Street, Natick, Massachusetts 01760 (hereinafter called the "Lender"), OR ORDER, ON DEMAND, the principal sum of ONE MILLION ($1,000,000) DOLLARS (or such lesser amount as may have been advanced to Borrower from time to time hereunder) (each, an "Advance") with interest on the unpaid balance hereof from the date hereof until paid, at the rate and in the manner hereinafter provided, in lawful money of the United States of America.

Variable Rate; Payments:  The unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to Lender's Prime Rate ("Interest Rate").

As used herein, Lender's Prime Rate means the greater of (a) the rate from time to time announced and made effective by the Lender as its Prime Rate and (b) 4.00% per annum.  The Prime Rate hereunder shall change as Lender's Prime Rate changes and any such change shall be effective on the announcement date by Lender of such change.

Beginning on January 30, 2011 and on the thirtieth (30th) day of each and every month thereafter during the existence of the Note, Borrower shall make payments of interest monthly in arrears on outstanding Advances.  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid and shall be due and payable upon demand, whether or not an Event of Default has occurred. Payments hereunder shall be applied first to interest then due on the unpaid balance of principal and then to such principal.

Late Charge:  Whenever any installment of principal and interest due hereunder shall not be paid within fifteen (15) days of its due date, the Borrower shall pay in addition thereto as a late charge, five percent (5%) of the amount of any such installment.

Revolving Credit:  Until such right is terminated by the Lender by a refusal to make any further Advances, the Borrower may borrow, repay (without penalty), and reborrow hereunder from time to time in accordance with the Loan Agreement dated as of the date hereof (as amended and in effect from time to time, the “Loan Agreement”) among the Borrower, its subsidiaries and Lender for general working capital purposes of Borrower, provided that the aggregate principal amount at any time outstanding shall not exceed the face amount of this Note, as described in the Loan Agreement.

Security:  This Note is secured by a first priority security interest in all receivables, inventory and equipment of the Borrower and its subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, its subsidiaries and Lender (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s obligations to the Lender however characterized (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s subsidiaries (the “Guarantors”).  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower or any Guarantor and any securities or other property of Borrower or any Guarantor in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said Borrower or Guarantor to the holder; and the holder on or after default in payment hereof may sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived. The holder may at any time apply or set off such deposits or other sums against said liabilities of Borrower and Guarantors.

Demand Rate:  Lender shall have the option of imposing, and Borrower shall, upon demand of Lender, pay an interest rate which is four percent (4%) per annum above the interest rate otherwise payable hereunder ("Demand Rate”) (a) while any monetary amount remains unpaid hereunder, during that period between the due date of any payment to be made and the date of actual receipt by Lender of any such payment; (b) following an Event of Default under any of the Security Instruments, unless and until such Event of Default is cured or waived by Lender; and (c) after a demand by Lender.

Collection Costs:  If this Note shall not be paid in full upon demand, the Borrower agrees to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

This Note is secured by a security interest in favor of the holder hereof in all assets of the Borrower and Guarantors, all as more specifically described in the Loan Agreement (hereinabove referred to) and the Security Instruments.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:	VALPEY-FISHER CORPORATION

By:
Witness	Name:
Title: , duly authorized	Title:

ACKNOWLEDGED AND AGREED:

[None on the date hereof]	Signed in the presence of:

By:
Name:	Witness
Title:	Title: , duly authorized

EXHIBIT A-2

FORM OF REVOLVING EQUIPMENT NOTE

$1,000,000	December 30, 2010

FOR VALUE RECEIVED, the undersigned VALPEY-FISHER CORPORATION, a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with a principal place of business located at 75 South Street, Hopkinton, MA 01748, and a mailing address in Massachusetts at 75 South Street, Hopkinton, MA 01748 (hereinafter called the "Borrower"), promises to pay to MIDDLESEX SAVINGS BANK, a Massachusetts banking corporation, at its principal office at 6 Main Street, Natick, Massachusetts 01760 (hereinafter called the "Lender"), OR ORDER, ON DEMAND, the principal sum of ONE MILLION ($1,000,000) DOLLARS (or such lesser amount as may have been advanced to Borrower from time to time hereunder) (each, an "Advance") with interest on the unpaid balance hereof from the date hereof until paid, at the rate and in the manner hereinafter provided, in lawful money of the United States of America.

Variable Rate; Payments:  The unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at an annual rate equal to Lender's Prime Rate ("Interest Rate").

As used herein, Lender's Prime Rate means the greater of (a) the rate from time to time announced and made effective by the Lender as its Prime Rate and (b) 4.00% per annum.  The Prime Rate hereunder shall change as Lender's Prime Rate changes and any such change shall be effective on the announcement date by Lender of such change.

Beginning on January 30, 2011 and on the thirtieth (30th) day of each and every month thereafter during the existence of the Note, Borrower shall make payments of interest monthly in arrears on outstanding Advances.  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid and shall be due and payable upon demand, whether or not an Event of Default has occurred. Payments hereunder shall be applied first to interest then due on the unpaid balance of principal and then to such principal.

Late Charge:  Whenever any installment of principal and interest due hereunder shall not be paid within fifteen (15) days of its due date, the Borrower shall pay in addition thereto as a late charge, five percent (5%) of the amount of any such installment.

Revolving Credit:  Until such right is terminated by the Lender by a refusal to make any further Advances, the Borrower may borrow, repay (without penalty), and reborrow hereunder from time to time in accordance with the Loan Agreement dated as of the date hereof (as amended and in effect from time to time, the “Loan Agreement”) among the Borrower, its subsidiaries and Lender for general working capital purposes of Borrower, provided that the aggregate principal amount at any time outstanding shall not exceed the face amount of this Note, as described in the Loan Agreement.

Security:  This Note is secured by a first priority security interest in all receivables, inventory and equipment of the Borrower and its subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, its subsidiaries and Lender (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s obligations to the Lender however characterized (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s subsidiaries (the “Guarantors”).  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower and any securities or other property of Borrower in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said Borrower to the holder; and the holder on or after default in payment hereof may sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived. The holder may at any time apply or set off such deposits or other sums against said liabilities of Borrower.

Demand Rate:  Lender shall have the option of imposing, and Borrower shall, upon demand of Lender, pay an interest rate which is four percent (4%) per annum above the interest rate otherwise payable hereunder ("Demand Rate”) (a) while any monetary amount remains unpaid hereunder, during that period between the due date of any payment to be made and the date of actual receipt by Lender of any such payment; (b) following an Event of Default under any of the Security Instruments, unless and until such Event of Default is cured or waived by Lender; and (c) after a demand by Lender.

Collection Costs:  If this Note shall not be paid in full upon demand, the Borrower agrees to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other Guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

This Note is secured by a security interest in favor of the holder hereof in all assets of the Borrower and Guarantors, all as more specifically described in the Loan Agreement (hereinabove referred to) and the Security Instruments.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:	VALPEY-FISHER CORPORATION

By:
Witness	Name:
Title: , duly authorized	Title:

ACKNOWLEDGED AND AGREED:

[None on the date hereof]	Signed in the presence of:

By:
Name:	Witness
Title:	Title: , duly authorized

EXHIBIT A-3

FORM OF TERM EQUIPMENT NOTE

$___________	[insert Conversion Date]

FOR VALUE RECEIVED, the undersigned VALPEY-FISHER CORPORATION, a duly organized Maryland corporation with a mailing address at 75 South Street, Hopkinton, MA 01748 (the "Borrower"), promises to pay to MIDDLESEX SAVINGS BANK (the "Lender"), a Massachusetts banking corporation, at its principal office at 6 Main Street, Natick, Massachusetts 01760, OR TO ITS ORDER, the principal sum of ___________ AND 00/100 DOLLARS ($_____________) with interest on the unpaid balance thereof from the date hereof until paid at the rate and in the manner hereinafter provided in lawful money of the United States of America.

Fixed Rate; Payments:  The unpaid principal of this Note from time to time outstanding shall bear interest, computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, at a fixed rate of [five and one-half percent (5.50%)]1 [five and three-quarters percent (5.75%)]2 per annum (the “Interest Rate”).

Beginning on December 30, 2011 and on the same day of each and every month thereafter during the term hereof, Borrower shall make payments of interest monthly in arrears on the outstanding principal of this Note, and monthly payments of principal on the dates and in the amounts set forth in the amortization schedule attached hereto.  Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid.  Each payment shall be applied first to interest then due on the unpaid balance of principal and then to such principal.

Amortization:  Such monthly payments shall be as set forth in the amortization schedule attached hereto.

All indebtedness evidenced by this Note shall be due and payable [three (3)] [four (4)] [five (5)] years from the date hereof (the “Maturity Date”), unless such date is extended in a written agreement executed by Borrower and Lender.

Late Charge:  Whenever any installment of principal and interest due hereunder shall not be paid within fifteen (15) days of its due date, the Borrower shall pay in addition thereto as a late charge, five percent (5%) of the amount of any such installment.

Security:  This Note is secured by a first priority security interest in all receivables, inventory and equipment of the Borrower and its subsidiaries, pursuant to a Security Agreement of even date herewith among Borrower, its subsidiaries and Lender (as amended and in effect from time to time, the "Security Agreement"), and the other Security Documents referred to in the Loan Agreement.  All of Borrower’s obligations to the Lender however characterized (the "Obligations") are guaranteed pursuant to a guaranty (as amended and in effect from time to time, the "Guaranty") made by the Borrower’s subsidiaries (the “Guarantors”).  Such documents, together with various other instruments securing this Note (the terms and provisions of all of which are incorporated herein by reference) are herein referred to as the "Security Instruments."

1 Insert if 36-month amortization.
2 Insert if 48- or 60-month amortization.

Default:  An Event of Default under the Loan Agreement or any of the Security Instruments shall constitute an Event of Default hereunder, and such events of default include, but are not limited to, the failure of Borrower to make any payments of principal, interest or other charge when due hereunder.  Upon the occurrence of an Event of Default, the Lender may, at its option, without notice or demand, declare the unpaid principal and all accrued interest under this Note to be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived.  No course of dealing or delay in accelerating the maturity of this Note or in taking any other action with respect to any Event of Default shall affect Lender's rights to take action with respect thereto, and no waiver as to any one Event of Default shall affect any of Lender's rights as to any other Event of Default.

Setoff:  Any deposits or other sums at any time credited by or due from the holder to the Borrower or Guarantor and any securities or other property of Borrower or Guarantor in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of said respective Borrower or Guarantor to the holder.  The holder hereof on or after default in payment hereof may apply such deposits or other sums to said Obligations and sell any such securities or other property at broker's board or at public or private sale without demand, notice or advertisement of any kind, all of which are hereby expressly waived.

Default Rate:  Lender shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is four percent (4%) per annum above the interest rate otherwise payable hereunder ("Default Rate"): (a) while any monetary default exists and is continuing, during that period between the due date and the date of payment; (b) following any Event of Default, unless and until the Event of Default is cured or waived by Lender; and (c) after the Maturity Date.

Collection Costs:  If this Note shall not be paid in full whenever it shall become due, the Borrower and Guarantor agree to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

Prepayment:  Borrower may make partial or a full prepayment of principal due hereunder without penalty.

Waiver:  The Borrower and each Guarantor, and any other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note each severally agrees, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance by the holder or holders at any time of any additional collateral or security for or other Guarantors of this Note, (c) to the modification or amendment at any time, and from time to time of this Note, and any Security Instrument at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, or any Security Instrument, at the request of any other person liable hereon, and (e) to any and all forbearances and indulgences whatsoever; and such consent shall not alter or diminish the liability of any person.

JURY TRIAL WAIVER:  EACH OF BORROWER, GUARANTORS AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT OR ANY SECURITY INSTRUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, GUARANTORS AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

The Borrower and Guarantors have received a copy of this Note.

This Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

This Note is secured by a security interest in favor of the holder hereof in all assets of the Borrower and Guarantors, all as more specifically described in the Loan Agreement (hereinabove referred to) and the Security Instruments.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Borrower has executed this Note as an instrument under seal, as of the day and year first above written.

BORROWER

Signed in the presence of:	VALPEY-FISHER CORPORATION

By:
Witness	Name:
Title: , duly authorized	Title:

ACKNOWLEDGED AND AGREED:

[None on the date hereof]	Signed in the presence of:

By:
Name:	Witness
Title:	Title: , duly authorized

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

Middlesex Savings Bank, as the Lender
  under the Loan Agreement referred to below.

Ladies and Gentlemen:

The undersigned Valpey-Fisher Corporation, a Maryland corporation, refers to the Loan Agreement, dated as of December 30, 2010 (as amended, supplemented or otherwise modified, the “Loan Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Subsidiary Guarantors from time to time party thereto, and Middlesex Savings Bank, as the Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Loan Agreement that the undersigned hereby wishes to borrow under the Loan Agreement, and in that connection sets forth below the information relating to such borrowing as required by Section 2.03 of the Loan Agreement:

1.  The requested Loan is to be (select as applicable):

a.	☐ A borrowing of [a Revolving Loan] [a Revolving Equipment Loan] [the Term Equipment Loan].

2.  The aggregate amount of the requested Loan is [_________].

3.  The date of the requested Loan is ______, _____, which is a Business Day.

4.  The location and number of the Borrower’s account to which funds are to be disbursed is: ____________________________________.

5.  [FOR REVOLVING EQUIPMENT LOANS ONLY:  The proceeds of the requested Revolving Equipment Loan will be used solely to purchase the Eligible Equipment described in the attached invoice(s), and all related warehouse receipts, instruments and other Documents (as such term is defined in the UCC) are attached hereto or will be delivered to the Lender in accordance with the Security Documents.  [attach applicable invoices, receipts, instruments and other Documents]]

[Signature Page Follows]

The Borrower hereby represents and warrants that the conditions specified in Section 5.02 of the Loan Agreement shall be satisfied on and as of the date of the requested Loan.

Very truly yours,

VALPEY-FISHER CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:           Middlesex Savings Bank

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of December 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors from time to time party thereto, and Middlesex Savings Bank, as the Lender.

The undersigned Responsible Officer3 hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered (i) the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year.  Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

3           This certificates should be from the chief executive officer, president, chief financial officer or treasurer of the Borrower.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Secured Obligations under the Financing Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Financing Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The representations and warranties of the Borrower contained in Article VI of the Agreement and all representations and warranties of any Obligor that are contained in any document furnished at any time under or in connection with the Financing Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in the second sentence of Section 6.04(a) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of  _____________, _________.

VALPEY-FISHER CORPORATION

By:
Name:
Title:

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 8.14(a) – Consolidated Debt Service Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):		$______

		1.	Consolidated Net Income for Subject Period:	$______

		2.	Consolidated Interest Expense for Subject Period:	$______

		3.	Provision for income taxes for Subject Period:	$______

		4.	Depreciation expenses for Subject Period:	$______

		5.	Amortization expenses for Subject Period:	$______

		6.	Income Tax credits for Subject Period:	$______

		7.	Non-cash increases to Consolidated Net Income for Subject Period:	$______

		8.	Extraordinary gains for Subject Period:	$______

		9.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 - 6 – 7 - 8):	$______

	B.	Cash Taxes for Subject Period:		$______

	C.	Unfinanced Capital Expendistures for Subject Period:		$______

	D.	Dividends and distributions made in Subject Period:		$______

E.
The amount of Investments made by the Obligors to any third parties in compliance with Section 8.07, or any other balance sheet changes which, in the Lender’s reasonable judgment, have a substantial cash flow impact for Subject Period:
$______

	F.	Current maturity of long-term Indebtedness for Subject Period:		$______

	G.	Consolidated Debt Service Coverage Ratio ([Line I.A.9 – Line I.B – Line I.C – Line I.D – Line I.E] ÷ [Line I.A.2 + Line I.F]):		____ to 1

Minimum required: 1.20 to 1

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
Consolidated Net Income
+Consolidated Interest Expense
+income taxes
+depreciation expense
+amortization expense
-income tax credits
-non-cash income
-extraordinary gains
=Consolidated EBITDA